Exhibit 10.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

BY AND BETWEEN

LEHMAN BROTHERS HOLDINGS INC.

AND

NBSH ACQUISITION, LLC

dated as of December 1, 2008

i

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UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”), is made and entered into as of December 1, 2008, by and between Lehman Brothers Holdings Inc., a Delaware corporation (“LBHI”), and NBSH Acquisition, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, LBHI is a debtor-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on September 15, 2008 in the United States Bankruptcy Court for the Southern District of New York;

WHEREAS, LBHI and certain of its Subsidiaries presently conduct the Business;

WHEREAS, the Company is a newly formed Delaware limited liability Company formed by certain senior managers (other than portfolio managers) of the Business for the purpose of consummating the transactions contemplated by this Agreement;

WHEREAS, LBHI desires to sell, transfer and assign to the Company, pursuant to Sections 363 and 365 of the Bankruptcy Code and otherwise, the Business, as more specifically provided herein; and

WHEREAS, in consideration for the transfer to it of the Business, the Company intends to issue to LBHI certain Units, as more specifically, and on the terms and conditions, set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquired Subsidiary” means each of the Business Entities and their respective Subsidiaries, the equity interests of which are, or will be, acquired directly or indirectly by the Company pursuant to the Contribution.

“Acquired Subsidiary Tax Proceedings” has the meaning set forth in Section 7.10(d).

“Administered Assets” has the meaning set forth in Section 7.16.

“Administrator” has the meaning set forth in Section 7.16.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the correlative terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing definition of “Affiliate,” for purposes of this Agreement, (a) no Fund shall be deemed an Affiliate of LBHI or the Company, (b) from and after the Closing, no member of the Company Group shall be deemed an Affiliate of LBHI and (c) LBHI and the Company shall not be deemed Affiliates of each other.

“Affiliated Acquired Subsidiary” shall mean any Acquired Subsidiary that prior to the Closing was a member of any Affiliated Group of which LBHI or an Affiliate of LBHI was the common parent.

“Affiliated Group” means an affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous state, local or foreign consolidated, combined or unitary Tax group under applicable Law.

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Operating Agreement” has the meaning set forth in Section 7.21.

“Ancillary Agreements” means the Amended and Restated Operating Agreement, the agreements and instruments of transfer necessary to complete the Contribution and any other agreement entered into on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby, including the Company Documents and the LBHI Documents.

“Assumed Liabilities” shall mean all Liabilities incurred by LBHI or its Subsidiaries, before or after the Closing, that relate primarily to the ownership or operation of the Business, including the following (but excluding the Excluded Liabilities):

(a)           all Liabilities under the Purchased Contracts;

(b)           [reserved];

(c)           [reserved];

(d)           all Liabilities under Transferred Real Property Leases;

(e)           Liabilities under the BarCap APA arising from the exploitation or use of the LEHMAN and LEHMAN BROTHERS names and any logos containing such names in the Business and other non-Mark intellectual property used in or covering such Business;

(f)            Liabilities under the BarCap TSA, the Nomura Asia TSA and the Nomura India TSA and the LB Europe TSA arising from the receipt or use of services provided thereunder in connection with the Business, as well as the obligations as an assignee in part of the BarCap TSA, the Nomura Asia TSA, the Nomura India TSA and the LB Europe TSA, respectively, to provide services thereunder and otherwise comply with the applicable terms of such agreements;

(g)           the unfunded amount of LBHI’s or its Affiliates’ general partner or special limited partner capital commitments associated with the Funds that are included in the Business;

(h)           all Liabilities related to the employment or termination of employment of any Transferred Employee, but excluding any Liabilities with regard to any pension, welfare or fringe benefit plan, program or arrangement (“Benefit Plans”); and

(i)            all Liabilities relating to the matters set forth on Schedule 1.1(a).

For the avoidance of doubt, Assumed Liabilities shall include all Liabilities of each Acquired Subsidiary that are not Excluded Liabilities.

“Bankruptcy Case” means any case, now or hereafter, filed under chapter 11 or 7 of the Bankruptcy Code by LBHI or any Subsidiary of LBHI or any case under SIPA filed against a Subsidiary of LBHI.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court as has jurisdiction over a Bankruptcy Case.

“BarCap” means Barclays Capital Inc.

“BarCap APA” has the meaning set forth in the definition of “Excluded Assets”.

“BarCap TSA” has the meaning set forth in the definition of “Purchased Assets”.

“Benefit Plans” has the meaning set forth in the definition of “Assumed Liabilities.”

“Bid Procedures Order” means the Bid Procedures Order dated October 22, 2008 entered in connection with the Stalking Horse Purchase Agreement.

“Bonus Trust” means the grantor trust established by Neuberger Berman Holdings LLC to hold cash incentive compensation and/or bonuses for employees of LBHI or its Subsidiaries employed in the Business.

“Business” means the investment management business conducted by LBHI and its Subsidiaries, which for purposes of this Agreement includes the businesses and the Funds set forth on Schedule 1.1(c), but excludes the businesses and the Funds set forth on Schedule 1.1(d), and which includes the business of providing asset management, investment advisory services and, where applicable, brokerage and distribution services, to the Clients, but excludes any portions of that business represented by the Excluded Assets and the Excluded Liabilities.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Business Entities” means, collectively, the entities listed on Schedule I hereto.

“Cash” means the amount of cash, bank deposits and cash equivalents, less, to the extent included therein, deposits, escrowed funds, prepaid charges and expenses or other restricted cash balances, and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination.

“Claims” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Class A Common Units” shall have the meaning ascribed to such term in the Amended and Restated Operating Agreement.

“Class B Common Units” shall have the meaning ascribed to such term in the Amended and Restated Operating Agreement.

“Client” means any Fund or other Person to which LBHI or any of its Subsidiaries, directly or indirectly, provides investment advisory services as part of the Business pursuant to an investment advisory Contract.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Working Capital” means, as of the Closing Date, the sum (which may be a positive or negative number) of (i) the aggregate current assets of the Acquired Subsidiaries (other than Cash), minus (ii) the aggregate current Liabilities of the Acquired Subsidiaries (which shall not include any income Tax Liabilities), in each case determined in accordance with GAAP applied on a basis consistent with past practice.

“Closing Schedule” has the meaning set forth in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Documents” has the meaning set forth in Section 4.2.

“Company Group” means, collectively, the Company and, following the Contribution and the Closing, its direct and indirect Subsidiaries (including the Acquired Subsidiaries).

“Company Members” has the meaning set forth in Section 4.3.

“Contract” means any contract, agreement, release, consent, covenant, indenture, bond, mortgage, loan, lease or license.

“Contribution” has the meaning set forth in Section 2.1.

“Debtors” means LBHI and any Subsidiary of LBHI that is the subject of a proceeding under chapter 11 or chapter 7 of the Bankruptcy Code or under SIPA at any time prior to the Closing Date.

“Deferred Transfer Purchased Asset” has the meaning set forth in Section 7.22(a).

“Deferred Transfer Assumed Liability” has the meaning set forth in Section 7.22(b).

“Deficit Amount” has the meaning set forth in Section 2.6(c).

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar material related to or necessary for the conduct of the Business and the Purchased Assets in each case whether or not in electronic form.

“Earn-Out Cash Amount” means the present value (as mutually agreed upon in good faith by the parties prior to the Closing) of the earn-out Liabilities set forth on Schedule 1.1(a) (which earn-out Liabilities were estimated, as of December 1, 2008, to be approximately $136,000,000), in each case, only to the extent any such earn-out Liability has not come due in the ordinary course of its terms (i.e., without any acceleration of any portion thereof) and has not been paid prior to Closing.

“Employment Agreements” means those agreements (each in a form and substance reasonably satisfactory to LBHI) entered into by and between the Company and each Employee Member setting forth the terms of employment for each Employee Member and the number and class of Units issuable to such Employee Member.

“Employee Matters Agreement” means that certain agreement between LBHI and the Company relating to employees, compensation and employee benefits.

“Employee Member” has the meaning set forth in Section 4.7.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cash” has the meaning set forth in Section 2.6(a).

“Estimated Closing Cash Target” means the sum (which may not be less than zero) of (i) $100,000,000, plus (ii) the Earn-Out Cash Amount, minus (iii) the Estimated Closing Net Working Capital.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.6(a).

“European Persons” means Lehman Brothers Europe Limited (in administration), Lehman Brothers International Europe (in administration), Lehman Brothers Holdings Plc (in administration) and Lehman Brothers Ltd (in administration) companies incorporated in England and Wales and Anthony Victor Lomas, Steven Anthony Pearson, Dan Yoram Schwarzmann and Michael John Andrew Jervis.

“Excluded Assets” shall mean the following assets, properties, interests and rights of LBHI and its Subsidiaries (other than the Acquired Subsidiaries):

(a)           the assets primarily associated with the ICG business of LBHI and its Affiliates (which provides equities and fixed income capital markets execution services to midsized institutional clients);

(b)           the assets primarily associated with the CTS business of LBHI and its Affiliates (which provides cash management services to primarily corporate clients and some high net worth clients);

(c)           the assets primarily associated with the Satori business of LBHI and its Affiliates (which provides investment advisory services to private investment partnerships and managed accounts);

(d)           the assets primarily associated with the LibertyView business of LBHI and its Affiliates (which provides investment advisory services to private investment partnerships that use the LibertyView brand name);

(e)           the assets that were sold to BarCap pursuant to that certain Asset Purchase Agreement among LBHI, Lehman Brothers Inc., LB 745 LLC and BarCap, dated as of September 16, 2008 (as amended or modified prior to the Execution Date, the “BarCap APA”), including the assets described in the BarCap APA relating to the Private Investment Management business of LBHI and its Affiliates (which provides traditional brokerage and comprehensive investment, wealth advisory, trust and capital markets execution services to high net worth individuals and institutional clients);

(f)            the equity interests in, and business conducted by, the Trust Companies; but for the avoidance of doubt, this exclusion shall not apply to Purchased Contracts pursuant to which the Business provides advisory or sub-advisory services to the Trust Companies or clients of the Trust Companies;

(g)           the assets primarily associated with the private equity business of LBHI and its Affiliates other than the assets associated with the Funds and related entities set forth on Schedule 1.1(e) (the “Acquired Private Equity Business”);

(h)           the assets primarily associated with the asset management business of LBHI and its Affiliates located in Europe and Asia other than the assets of the business segments set forth on Schedule 1.1(f);

(i)            any Cash to be withdrawn by LBHI pursuant to Section 2.6;

(j)            the Hedge Fund Minority Stake Investments;

(k)           the funded amount of LBHI’s and/or its Affiliates’ limited partner and side-by-side capital commitments to the Funds (which for the avoidance of doubt, does not include funded commitments in respect of special limited partnership interests and general partnership interests);

(l)            seed capital invested in the Business’ asset management products (which shall be returned to LBHI pursuant to the terms of the relevant fund documents but subject to the withdrawal limitations as set forth in Section 7.26);

(m)          any investment by LBHI or any of its Affiliates as principal in, and the funded amount of LBHI’s and or its Affiliates capital commitments as principal to, any third-party managed funds;

(n)           [reserved];

(o)           any Contract to which LBHI or any of its Affiliates is a party, other than the Purchased Contracts or the Transferred Real Property Leases (each, an “Excluded Contract”) and any accounts receivable to the extent arising out of any Excluded Contract;

(p)           any Intellectual Property Rights that do not constitute Purchased Intellectual Property;

(q)           any (i) confidential personnel and medical records pertaining to any employee of LBHI or any of its Subsidiaries that is not a Transferred Employee; (ii) other books and records that LBHI or one of its Subsidiaries is required by Law to retain or that LBHI reasonably determines are necessary to retain including, without limitation, Tax Returns, financial statements, and corporate or other entity filings; provided, however, that the Company shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; and (iii) minute books, stock ledgers and stock certificates of Subsidiaries of the LBHI the equity interests of which are not included in the Purchased Assets;

(r)            any assets of any Benefit Plan;

(s)           all real property leases of LBHI and its Subsidiaries, and all rights and obligations appurtenant thereto, other than the Transferred Real Property Leases;

(t)            any margin debit balances in respect of loans advanced by the LBHI or its Subsidiaries;

(u)           any deposits or prepaid charges and expenses to the extent paid in connection with or relating to any Excluded Assets;

(v)           [reserved];

(w)          [reserved];

(x)            the assets and other properties specified on Schedule 1.1(g), which are under the control or direction of the respective administrator, liquidator, trustee or similar entity specified thereon;

(y)           all fine art paintings and sculptures owned by LBHI or any of its Affiliates (including the Business Entities and any of their respective Affiliates);

(z)            any assets exclusively related to Excluded Liabilities described in paragraphs (e), (f), (g), (h) and (j) of the definition of “Excluded Liabilities”;

(aa)         any rights, claims, choses in action, or other causes of action, against any Person (other than an Acquired Subsidiary), whether or not asserted or known,  based on facts existing or events occurring in any period ending on or prior to the Closing, to the extent such rights, claims, choses in action or other causes of action arise from or relate to any of the foregoing or any Excluded Liabilities for which no member of the Company Group would be liable after the Closing by operation of law or otherwise; provided, however, that nothing in this clause (aa) shall limit the rights of any Company Indemnified Party to indemnification pursuant to Section 9.2; and

(bb)         the equity interests of any Subsidiary that is not an Acquired Subsidiary.

“Excluded Contract” shall have the meaning set forth in paragraph (o) of the definition of “Excluded Assets”.

“Excluded Liabilities” means any Liabilities of LBHI or any of its Affiliates other than the Assumed Liabilities, including (i) all Liabilities of LBHI and its Affiliates to the extent they do not arise out of the Business and (ii) the following Liabilities:

(a)           all Liabilities arising out of events, occurrences or circumstances occurring on or prior to the Closing regarding auction rate securities issued, underwritten, sold or distributed by LBHI or any of its Affiliates, or with respect to which LBHI or any of its Affiliates acts (or has purported to act) as remarketing agent or in a similar capacity to provide liquidity support in any market for such securities;

(b)           [reserved];

(c)           all Liabilities with respect to the unfunded amount of LBHI’s and/or its Affiliates’ limited partner and side-by-side capital commitments to the Funds (which, for the avoidance of doubt, does not include the unfunded capital commitments of special limited partnership interests and general partnership interests);

(d)           all Liabilities with respect to the unfunded amount of LBHI’s and/or its Affiliates’ capital commitments on a principal basis to any third-party managed funds;

(e)           all Liabilities with respect to any Benefit Plan;

(f)            [reserved];

(g)           all Liabilities arising out of or relating to any supplemental executive retirement plan, program, arrangement or agreement;

(h)           [reserved];

(i)            all Liabilities arising under or related to the BarCap APA and the BarCap TSA (each as amended from time to time) and the transactions contemplated thereby (other than the Assumed Liabilities specified in paragraphs (e) or (f) of the definition of “Assumed Liabilities”);

(j)            all Liabilities with respect to carried interest plans, phantom carried interest plans and similar arrangements unless the related assets are transferred to the Company pursuant to the Contribution;

(k)           all Liabilities for severance (including statutory severance) or separation pay or benefits arising directly out of the transactions contemplated by this Agreement and accruing in the period before, on or immediately following the Closing, including any such Liabilities arising under the Laws of the United Kingdom, the European Union or Hong Kong;

(l)            all Liabilities with respect to any employee of the LBHI or any of its Affiliates who does not become a Transferred Employee with respect to any period;

(m)          all Liabilities relating to any Excluded Asset;

(n)           [reserved];

(o)           all Liabilities set forth on Schedule 1.1(h);

(p)           all Liabilities arising out of or relating to (i) the Agreement, entered into on or about October 29, 2003, by and between LBHI and the Office of the Comptroller of the Currency (the “OCC”), (ii) the Capital Assurances and Liquidity Maintenance Agreement, dated as of November 4, 2003, by and between Neuberger Berman Trust Company, N.A., and LBHI, and (iii) the Agreement, entered into on or about October 29, 2003, by and between Neuberger Berman Trust Company, N.A., and the OCC; and

(q)           all Liabilities for amounts to be paid under the Stalking Horse Purchase Agreement by any of the Sellers (as defined therein).

“Execution Date” means the date of this Agreement.

“Final Closing Cash” has the meaning set forth in Section 2.7(d).

“Final Closing Cash Target” means the sum (which may not be less than zero) of (i) $100,000,000, plus (ii) the Earn-Out Cash Amount, minus (iii) the Final Closing Net Working Capital.

“Final Closing Net Working Capital” has the meaning set forth in Section 2.7(e).

“FINRA” means the Financial Industry Regulatory Authority.

“Fund” means any partnership, limited liability company or other investment vehicle to which LBHI, any subsidiary of LBHI or any of the Acquired Subsidiaries, directly or indirectly, provides investment advisory services or serves as the general partner, managing member or in any similar capacity.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by LBHI and its Subsidiaries (other than the Acquired Subsidiaries) in the conduct of the Business, including all desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any government, court, regulatory, investigative or administrative agency, commission or authority, or other governmental instrumentality, arbitral body or Self-Regulatory Organization, federal, state or local, domestic, foreign or multinational.

“Hardware” means any and all computer and computer-related hardware, networks and peripherals, including but not limited to, information and communication systems, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hedge Fund Minority Stake Investments” means LBHI’s and its Affiliates’ minority stake investments in the following asset management firms, including LBHI’s and its Affiliates’ investments on a principal basis in any such firms’ underlying managed funds:  D.E. Shaw & Co., Ospraie Management, Spinnaker Capital, R3 Capital Partners, One William Street Capital, Field Street Capital Management, GLG Partners, BlueBay Asset Management, Synergy and Integrated Asset Management.

“Increase Amount” has the meaning set forth in Section 2.6(c).

“Indemnification Claim” has the meaning set forth in Section 9.7(b).

“Intellectual Property Licenses” means (a) any grant to a third person of any license, immunity, a covenant not to sue or otherwise any right to use or exploit, any of the Purchased Intellectual Property owned by LBHI or any of its Subsidiaries, controlled by LBHI or any Subsidiary as a sublicensor, or the use or exploitation of which is otherwise controlled by LBHI or any Subsidiary; and (b) any grant to LBHI or any of its Subsidiaries of a license, immunity or covenant not to sue or otherwise any right to exploit any Purchased Intellectual Property or other Intellectual Property Rights by any third party.

“Intellectual Property Rights” means all of the rights arising from or in respect of intellectual property rights, however denominated, throughout the world, whether or not registered, including the following:  (a) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof; (b) trademarks, service marks, trade names, service names, industrial designs or similar design rights, product configuration, trade dress rights, Internet domain names, identifying symbols, logos, emblems, slogans, signs, insignia, and other brand or source identifiers, as well as all goodwill associated with the foregoing (collectively, “Marks”); (c) copyrights and other proprietary works of authorship, and registrations and applications therefor; (d) trade secrets, proprietary data, and other proprietary or protected information, including data or information that any Person is obligated to treat as proprietary through Contract, binding policies of any trade or professional association, or other private or consensual arrangement; (e) rights of privacy and publicity, and moral rights; and (f) all applications, registrations, permits, claims and rights of action arising from or relating to any of the foregoing.

“Investment Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Landlord Consent” shall mean any consent or approval from any landlord under an underlying Transferred Real Property Lease or Subleased Real Property Lease which is required pursuant to the terms of such Transferred Real Property Lease or Subleased Real Property Lease in order to effectuate the applicable assignment or sublease and/or any waivers from any landlord to the extent that any landlord under an underlying Transferred Real Property Lease or Subleased Real Property Lease has recapture and/or termination rights that would be triggered by the proposed assignment or sublease.

“Law” means any law or statute, code, ordinance, common-law doctrine, rule or regulation having the force of law, issued by any Governmental Body.

“LBHI” has the meaning set forth in the preamble.

“LBHI Documents” has the meaning set forth in Section 5.2.

“LBHI Preferred Units” shall mean ninety-three percent (93%) of the Preferred Units issued and outstanding as of immediately following the Closing.

“Legal Proceeding” means any judicial or administrative action, suit or proceeding by or before a Governmental Body.

“Liability” means any debt, liability, commitment or obligation of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability).

“Lehman Brothers Pension Scheme (UK)” means the Lehman Brothers Pension Scheme, which was established by a deed dated 15 June 1965.

“Lien” means any mortgage, pledge, security interest, adverse claim, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Business, any filing or agreement to file a financing statement as debtor under the uniform commercial code as in effect in the State of New York or any similar statute (other than to reflect ownership by a third party of property leased to the Business under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

“Loss” or “Losses” has the meaning set forth in Section 9.2.

“Mark(s)” has the meaning ascribed to it in the definition of Intellectual Property Rights set forth above.

“Member” means any member of the Company, from time to time.

“New Public Fund Investment Advisory Agreement” has the meaning set forth in Section 7.14(a).

“Nomura Asia TSA” has the meaning set forth in paragraph (t) of the definition of “Purchased Assets”.

“Nomura India TSA” has the meaning set forth in paragraph (u) of the definition of “Purchased Assets”.

“Non-exclusive Intellectual Property Rights” has the meaning set forth in Section 2.5(e).

“Notices” has the meaning set forth in Section 10.4.

“Offeree” means each active employee of LBHI or any Subsidiary of LBHI (other than an employee of an Acquired Subsidiary), who has been employed primarily in connection with the Business as of the Execution Date.

“Order” means any order, injunction, judgment, decree or ruling of a Governmental Body.

“Other Public Fund Agreements” has the meaning set forth in Section 7.14(a).

“Pensions Regulator” means the Pensions Regulator established under section 1 of the UK Pensions Act.

“Permits” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of  a Governmental Body.

“Permitted Exceptions” means (i) statutory Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, landlords’, warehouse and similar Liens arising or incurred in the ordinary course of business not yet delinquent, (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, (iv) the title and rights of lessors, lessees, licensors and licensees, as applicable, under leases and licenses executed in the ordinary course of business, (v) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in any policies of title insurance and (vi) other imperfections in title, charges, easements, restrictions and encumbrances which do not impair in any material respect the existing use of the related assets in the Business currently conducted.

“Person” means any individual, corporation, limited liability company, general partnership, limited partnership, trust, Governmental Body or other entity.

“Potential Employee Members” shall have the meaning set forth in Section 10.10(a).

“PPF” means the Board of the Pension Protection Fund established under section 107 of the UK Pensions Act.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before, and if ending on, including, the Closing Date.

“Pre-Closing Tax Recovery” has the meaning set forth in Section 7.10(j).

“Preferred Units” shall have the meaning ascribed to such term in the Amended and Restated Operating Agreement.

“Private Fund” means any Fund other than a Public Fund.

“Proposed Employee Members” shall have the meaning set forth in Section 10.10(b).

“Public Fund” means any Fund, the interests in which are publicly offered and that is registered or required to be registered with the SEC as an investment company under the Investment Company Act.

“Purchased Assets” means all of the assets of LBHI and its Subsidiaries (other than the Acquired Subsidiaries) owned, held or used primarily in connection with the Business (other than the Excluded Assets), including;

(a)           the amount of Cash to be contributed to the Company pursuant to Section 2.6;

(b)           all deposits (including customer deposits, security deposits for rent, electricity, telephone or otherwise and required capital deposits), escrowed funds for Assumed Liabilities and prepaid charges and expenses of LBHI and such Subsidiaries associated with the Business;

(c)           the Transferred Real Property Leases, together with all improvements, fixtures and other appurtenances thereto and right in respect thereof;

(d)           the Furniture and Equipment;

(e)           the Purchased Intellectual Property and all income, royalties, damages and payments due or payable at the Closing or thereafter relating to the Purchased Intellectual Property (including damages and payments for past or future infringements or misappropriations thereof), the right to register, prosecute, maintain and defend the Purchased Intellectual Property before any public or private agency or registrar, the right to sue and recover damages for past of future infringements or misappropriations thereof and the right to fully and entirely stand in the place of LBHI or any such Subsidiaries in all matters related thereto;

(f)            the Purchased Contracts;

(g)           all Documents that are used in, held for use in or intended to be used in, or that arise in connection with, or are necessary to carry on or are related to the operation of the Business, including documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), account agreements, books and records required to be maintained in connection with the Business under applicable Law, compliance manuals, supervisory policies and procedures, customer lists, supplier lists, records, literature, and correspondence, whether or not physically located on any of the premises referred to in clause (c) above, but excluding (i) personnel files for employees of LBHI or such Subsidiaries who are not Transferred Employees, (ii) such files as may be required under applicable Law regarding privacy, (iii) Documents which LBHI or any such Subsidiary is not permitted to transfer pursuant to any contractual confidentiality obligation owed to any third party and (iv) any Documents primarily related to any Excluded Assets;

(h)           all books and records of the Business, which shall include (i) all account statements and all worksheets and other documentation necessary to demonstrate the calculation of the performance or rate of return of each Client account, as required by applicable Law, including (x) Rule 204-2(a) (16) under the Investment Advisers Act, (y) Rule 482 under the Securities Act and (z) as otherwise required by the SEC or FINRA or the staffs thereof and (ii) all other book and records of the Business required to be maintained under applicable Law, including Rule 204-2 under the Investment Advisers Act;

(i)            all Permits used by LBHI or any of such Subsidiaries in the Business to the extent assignable under applicable Law;

(j)            all supplies owned by LBHI or any of such Subsidiaries and used in connection with the Business;

(k)           all rights of LBHI or any of such Subsidiaries under non-disclosure, confidentiality, non-compete or non-solicitation agreements with employees, contractors and agents of LBHI or any of such Subsidiaries or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(l)            all of the equity interests of the Acquired Subsidiaries;

(m)          [reserved;]

(n)           all Cash (other than interest accrued on amounts deposited in to the Bonus Trust) held in the Bonus Trust as of the Closing for the purpose of paying cash incentive compensation and/or bonuses to Transferred Employees;

(o)           all past and present goodwill and other intangible assets associated with or symbolized by the Business, including customer and supplier lists and the goodwill associated with the Purchased Intellectual Property;

(p)           any insurance proceeds or rights to insurance proceeds from the occurrence of any casualty or event with respect to any Purchased Asset except to the extent such proceeds are in respect of an Excluded Liability or any amount paid by LBHI or any of its Subsidiaries prior to the Closing;

(q)           the assets primarily used in connection with the portion of the business of LBHI and its Affiliates that manages, advises and operates the China Long-Short Fund;

(r)            a non-exclusive sub-license to LBHI’s rights under Section 8.9 of the BarCap APA with respect to use of the LEHMAN and LEHMAN BROTHERS names, and any logos or Marks containing such terms and common variations thereof, in the Business and other non-Mark Intellectual Property Rights used in or covering such Business, but only to the extent such rights relate to the Business;

(s)           LBHI’s rights under the Transition Services Agreement between LBHI and BarCap dated as of September 20, 2008 (the “BarCap TSA”) as they relate to services provided to or by the Business;

(t)            LBHI’s rights under the Transition Services Agreement between LBHI and Nomura Holdings Inc. dated as of September 29, 2008 (the “Nomura Asia TSA”) as they relate to services provided to or by the Business;

(u)           LBHI’s rights under the Transition Services Agreement between LBHI and Nomura Holdings Inc. dated as of October 6, 2008 (the “Nomura India TSA”) as they relate to services provided to or by the Business;

(v)           the general partner and special limited partner interests in the Funds included in the Business;

(w)          any rights, claims, choses in action, or other causes of action, against third parties, whether or not asserted or known, existing as of the Closing that arise from or relate to any of the foregoing;

(x)           the Acquired Private Equity Business;

(y)           property and liability insurance policies, including any fidelity, crime surety or other similar bonds that are primarily associated with the Business, but only to the extent permitted by the terms of such policy; provided, however, any right to bring claims in connection with events prior to the Closing under such claims made insurance policies that relate to Excluded Liabilities shall not be a Purchased Asset; and

(z)            all track record and related historical performance data related to the Business.

“Purchased Contracts” means all Contracts of LBHI and its Subsidiaries primarily related to the conduct of the Business.

“Purchased Intellectual Property” means the Purchased Marks and all other Intellectual Property Rights, Software and Technology throughout the world that are primarily used in or related to the Business, including all Intellectual Property Rights that are owned by LBHI and its Subsidiaries (other than the Acquired Subsidiaries), used by LBHI or any such Subsidiary pursuant to transferable license interests, or are otherwise sublicensable or transferable by LBHI or any such Subsidiary to the Company, to the extent primarily embodied in or arising from the Purchased Assets (in each case subject to Section 2.5(c)).

“Purchased Marks” means the following:  (i) the NEUBERGER BERMAN brand, including all Marks incorporating the brand or embodying the goodwill associated with the brand, and any variation or version thereof, whether or not registered, throughout the world; (ii) subject to the terms of the BarCap APA, all other Marks throughout the world that are used in, related to, or otherwise necessary for the Business, including Marks used in the Business pursuant to license, to the extent such license interests are transferable; (iii) all goodwill arising from or associated with the foregoing; (iv) all documents and materials (in any media format) bearing or embodying the foregoing; (v) all rights, claims, and causes of action arising from or relating to the foregoing.

“Referee” has the meaning set forth in Section 2.7(c).

“Representatives” means, with respect to any Person, any authorized officers, directors, employees, managers, partners, investment bankers, financial advisors, attorneys, accountants, consultants or other agents or representatives of such Person.

“Residual Intellectual Property Rights” has the meaning set forth in Section 2.5(d).

“Sale Order” means an Order of the Bankruptcy Court that, among other things, approves the entry into this Agreement and the Ancillary Agreements by LBHI and any of its Subsidiaries that becomes subject to the Bankruptcy Case.

“Schedules” means the schedules delivered by the parties hereto, as applicable, on the Execution Date in connection with the execution and delivery of this Agreement, as may be amended in accordance with the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.8.

“Self-Regulatory Organization” means any domestic or foreign securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, or any domestic or foreign clearing corporation, securities depository or contract market on which LBHI or any Acquired Subsidiary does business.

“Services” has the meaning set forth in Section 7.32(a).

“SIPA” means the Securities Investor Protection Act (as amended).

“Software” means any and all (i) computer programs including any and all software implementations of algorithms, models and methodologies and application programming interfaces, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screen displays, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all software-related specifications documentation including user manuals and other training documentation related to the foregoing.

“Stalking Horse Purchase Agreement” means that certain Amended and Restated Purchase Agreement, dated as of October 3, 2008, by and between IMD Parent

LLC, LBHI and the other sellers named therein, as amended by the letter agreement, dated as of October 23, 2008.

“Straddle Period” has the meaning set forth in Section 7.10(a).

“Sublease” has the meaning set forth in Section 7.19(b).

“Subleased Real Property Leases” means the real property leases listed on Schedule 1.1(i).

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, limited liability company or other similar entity, more than 50% of the general partnership, managing member or similar interests) are owned, directly or indirectly, by such Person.  For the avoidance of doubt, no Fund shall be deemed to be a Subsidiary for purposes of this Agreement.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar, including FICA), unemployment, excise, severance, premium, escheat, windfall profits, environmental, disability, registration, alternative or add-on minimum, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), whether or not disputed, and (iii) any obligations to indemnify or otherwise assume or succeed to liability for items in (i) or (ii) of any other Person.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any declaration, return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes LBHI or any of its Subsidiaries.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, business and marketing information, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, non-public or confidential information, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Termination Date” has the meaning set forth in Section 3.3(d).

“Transfer Taxes” means all transfer, real property transfer, gains, stock transfer, documentary, sales, use, stamp, registration value added, property, recording and other similar taxes and fees including penalties, interest and additions to such Taxes.

“Transferred Employee” means each Offeree to whom the Company or one of its Subsidiaries has extended an offer of employment and who accepts the Company’s, or one of its Subsidiary’s, offer of employment, together with each person who is employed immediately following the Contribution by any member of the Company Group or whose employment transfers to a member of the Company Group automatically by operation of law as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including the Contribution).

“Transferred Real Property Leases” means the real property leases listed on Schedule 1.1(j).

“Transition Period” has the meaning set forth in Section 7.32(a).

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as amended.

“Trust Companies” means Lehman Brothers Trust Company of Delaware and Lehman Brothers Trust Company, N.A.

“UK Pensions Act” means the Pensions Act 2004.

“Units” shall mean the Preferred Units, the Class A Common Units and the Class B Common Units.

1.2           Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All

Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized or other defined terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the respective meanings therefor as defined in this Agreement.  Any reference to a particular gender shall be deemed to be a reference to any gender.

ARTICLE II

CONTRIBUTION; ISSUANCE OF UNITS; CLOSING CASH

2.1           The Contribution.  At the Closing, (a) LBHI shall, and shall cause its Subsidiaries to, sell, transfer and assign to the Company, pursuant to the Sale Order, (i) all of the outstanding equity interests of each Business Entity, in each case free and clear of all Liens, and (ii) subject to Section 7.16,  all of LBHI’s or such Subsidiary’s right, title and interest in any Purchased Asset that was not directly or indirectly transferred to the Company pursuant to the preceding clause (i), in each case free and clear of all Liens other than Permitted Exceptions, and (b) simultaneous with such sale, transfer and assignment, the Company shall (or shall cause the applicable members of the Company Group to) deliver to LBHI an assignment and assumption agreement, in form and substance reasonably satisfactory to LBHI, pursuant to which such Company Group members, effective as of the Closing, assume and agree to timely perform and discharge in accordance with their respective terms the Assumed Liabilities that are not Liabilities of an Acquired Subsidiary that becomes a direct or indirect Subsidiary of the Company as a result of the transfer of equity interests described in clause (a)(i) above (clauses (a) and (b), collectively, the “Contribution”); provided, however, that (X) at or prior to the Contribution, LBHI shall, or shall cause its applicable Subsidiaries to, use commercially reasonable efforts to complete such transfers of assets and Liabilities necessary such that, upon consummation of the Contribution, no member of the Company Group is transferred any Excluded Asset or assumes any Excluded Liability and (Y) LBHI’s obligation hereunder to assign any Purchased Asset is subject to obtaining the consent of any Person required to be obtained in order to assign such Purchased Asset.  Without limiting anything in this Section 2.1, prior to the Closing in connection with the Contribution, LBHI shall consider in good faith taking any actions that it determines is necessary in order to cause the non-U.S. operations of the Business conducted by Acquired Subsidiaries to be conducted with appropriate limitations on liability to the Members.

2.2           [Reserved].

2.3           Amended and Restated Operating Agreement.  At the Closing, the Amended and Restated Operating Agreement shall become the amended and restated operating agreement of the Company.

2.4           Issuance of Units.

(a)           At the Closing, the Company shall issue to LBHI (i) all of the LBHI Preferred Units to be issued and outstanding as of immediately following the Closing and (ii) all of the Class A Common Units to be issued and outstanding as of immediately following the Closing.

(b)           At the Closing, the Company shall issue Units to each Employee Member in accordance with such Employee Member’s Employment Agreement.

2.5           Further Conveyances and Assumptions.  Subject to the terms and conditions hereof:

(a)           From time to time following the Closing, LBHI shall, or shall cause its Subsidiaries to, make available to the Company such data in personnel records of Transferred Employees reasonably necessary in connection with the transition of such employees into the Company’s and its Affiliates records.

(b)           From time to time following the Closing, without further consideration, LBHI shall, and shall cause its Affiliates to, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further conveyances, deeds, assignments, notices, assumptions, releases, acquaintances, powers of attorney and assurances (including any notarization, authentication, legalization and consularization of the signatures of LBHI’s and its Affiliates’ Representatives), and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the Company and its Subsidiaries and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Company or its Subsidiaries pursuant to the Contribution, this Agreement and the Ancillary Agreements, and to assure fully to LBHI and its Subsidiaries and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Company or its Subsidiaries pursuant to the Contribution, this Agreement and the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)           If any third-party consent or agreement is required for the assignment pursuant to the Contribution of any Intellectual Property Licenses to the Company and such consent or agreement cannot be obtained prior to the Closing, then, to the extent permitted by applicable Law and by Contract, LBHI shall sublicense, on a fully paid-up, royalty-free basis, to the Company or its applicable Subsidiary whatever rights they are permitted to sublicense under the respective Intellectual Property Licenses.  If LBHI is permitted to assign or sublicense any Intellectual Property License to the Company only at a one time, fixed payment or an ongoing fee, LBHI shall notify the Company thereof and, only if the Company or any of its Subsidiaries agrees in writing to be responsible to pay such payment or fee, as applicable, LBHI shall assign or shall sublicense whatever rights it is permitted to assign or sublicense under the respective

Intellectual Property Licenses, subject to the payment or fee being paid by the Company or any of its Subsidiaries.

(d)           If, pursuant to the Contribution, the Company does not acquire Intellectual Property Rights owned or controlled by LBHI or any of its Affiliates that have been used or exploited in the Business (“Residual Intellectual Property Rights”), then (i) LBHI shall and hereby does grant to the Company, or (ii) LBHI shall cause the applicable Subsidiary of LBHI to grant to the Company, the perpetual, irrevocable, fully paid up, royalty free, worldwide, non-exclusive right and license to use or exploit such Residual Intellectual Property Rights in connection with the Business and other asset management and investment advisory activities in the manner in which such Residual Intellectual Property Rights were exploited prior to the Closing Date.  The license granted pursuant to this Section 2.5(d) (or to be granted hereby by a Subsidiary of LBHI) is assignable and sublicensable by the Company; provided, however, that it may only be assigned or sublicensed to a Person who is engaged in (or owns or controls a Person who is engaged in) the Business, as conducted from time to time, or a portion thereof.

(e)           If, pursuant to the Contribution, the Company acquires Intellectual Property Rights used or exploited by LBHI or any of its current or former Subsidiaries outside of the scope of the Business in the ordinary course of LBHI or any of its Subsidiaries’ operations (“Non-exclusive Intellectual Property Rights”), the Company shall and hereby does grant to LBHI and its current Subsidiaries, the perpetual, irrevocable, fully paid up, royalty free, worldwide, non-exclusive right and license to use or exploit such Non-exclusive Intellectual Property Rights outside the field of the Business in the manner in which such Non-exclusive Intellectual Property Rights were used or exploited prior to the Closing Date.  The license granted pursuant to this Section 2.5(e) shall be assignable and sublicensable by LBHI or any of its Subsidiaries, as applicable, in whole or in part; provided, however, that it may only be assigned or sublicensed to a Person who is engaged in (or owns or controls a Person who is engaged in) those aspects of the business in which the relevant Non-exclusive Intellectual Property Rights were used prior to Closing Date, or a portion thereof.

(f)            Closing Cash calculations shall be determined after giving effect to any payments at the Closing made pursuant to Section 7.33.

2.6           Closing Cash and Closing Net Working Capital.

(a)           Not later than three (3) Business Days prior to the Closing, LBHI shall deliver, in writing, to the Company LBHI’s good faith estimate of the amount of the (i) Closing Cash (such estimate, the “Estimated Closing Cash”), (ii) the Closing Net Working Capital (such estimate, the “Estimated Closing Net Working Capital”), and (iii) the Estimated Closing Cash Target.

(b)           At the Closing, (i) if the Estimated Closing Cash exceeds the Estimated Closing Cash Target, then LBHI shall be entitled to withdraw an amount of Cash equal to such excess from the Acquired Subsidiaries, and (ii) if the Estimated

Closing Cash is less than the Estimated Closing Cash Target, then LBHI shall contribute an amount of Cash equal to such deficiency to the Acquired Subsidiaries.

(c)           The “Adjustment Amount”, which may be positive or negative, shall mean an amount equal to the sum of (i) the Final Closing Cash minus (ii) the Estimated Closing Cash plus (iii) the Estimated Closing Cash Target minus (iv) the Final Closing Cash Target.  If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then the Company shall pay to LBHI an amount equal to the Increase Amount by wire transfer of immediately available funds.  If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then LBHI shall pay to the Company an amount equal to the Deficit Amount by wire transfer of immediately available funds.  The payment determined to be due under this Section 2.6(c) to the Company or LBHI, as the case may be, shall be made not more than five (5) Business Days following the date on which the Final Closing Cash, the Final Closing Net Working Capital and the Final Closing Cash Target have been determined.

(d)           Any payment made pursuant to Section 2.6(b) or 2.6(c) shall be made by wire transfer of immediately available funds into an account specified by LBHI or the Company, as the case may be.

(e)           No payment to LBHI pursuant to this Section 2.6 shall be considered a distribution in redemption of, or otherwise upon or in respect of, any LBHI Preferred Unit or Class A Common Unit.

2.7           Post-Closing True-Ups.

(a)           No later than thirty (30) days after the Closing Date, the Company shall deliver to LBHI a schedule (the “Closing Schedule”) that sets forth its calculations of the (i) actual aggregate amount of Cash held by the Acquired Subsidiaries or otherwise acquired by the Company and its Subsidiaries as a Purchased Asset as of the Closing (“Closing Cash”), the Closing Net Working Capital, the Final Closing Cash Target and the components of Closing Cash, Closing Net Working Capital and Final Closing Cash Target.

(b)           If LBHI disagrees with any of the Company’s calculations referred to in Section 2.7(a), then LBHI may, within 30 days after delivery of the Closing Schedule, deliver a notice to the Company disagreeing with such calculation and setting forth LBHI’s calculation of any such amount.  Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which LBHI disagrees, and LBHI shall be deemed to have agreed with all other items and amounts contained or otherwise reflected in the Closing Schedule.

(c)           If a notice of disagreement shall be duly delivered pursuant to Section 2.7(b), LBHI and the Company shall, during the 20 days following each such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine any disputed calculations included in such delivery.  If, during either such period, the Company and LBHI are unable to reach such agreement, they shall promptly thereafter cause a local office of an independent accounting firm of nationally recognized standing reasonably satisfactory to the Company and LBHI (which local office shall not have any material relationship with the Company or LBHI or any of their respective Affiliates) (the “Referee”), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating any disputed calculation reflected on the Closing Schedule.  In making such calculations, the Referee shall consider only those items or amounts in the Closing Schedule as to which the parties have disagreed.  The Referee shall deliver to the Company and LBHI, as promptly as practicable, a report setting forth such calculations of any disputed calculations set forth on the Closing Schedule.  Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be allocated between LBHI and the Company in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Referee) bears to the total amount of the disputed items.

(d)           For purposes of this Agreement, “Final Closing Cash” means the amount of Closing Cash, (i) as shown in the Company’s calculation delivered pursuant to Section 2.7(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.7(b); or (ii) if such a notice of disagreement is timely delivered, (A) as agreed by the Company and LBHI pursuant to Section 2.7(c), or (B) in the absence of such agreement, as shown in the Referee’s report delivered pursuant to Section 2.7(c).

(e)           For purposes of this Agreement, “Final Closing Net Working Capital” means the amount of Closing Net Working Capital, (i) as shown in the Company’s calculation delivered pursuant to Section 2.7(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.7(b); or (ii) if such a notice of disagreement is timely delivered, (A) as agreed by the Company and LBHI pursuing to Section 2.7(c), or (B) in the absence of such agreement, as shown in the Referee’s report delivered pursuant to Section 2.7(c).

(f)            LBHI and the Company agree that they will reasonably cooperate with one another and assist in the preparation of the Closing Schedule and in the conduct of the audits and reviews referred to in this Section 2.7, including the making available to the extent reasonably necessary of books, records, work papers and personnel during normal business hours.

ARTICLE III

CLOSING AND TERMINATION

3.1           Closing Date.  The closing of the Contribution and the issuance of Units provided for in Section 2.4 (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. (New York City time) on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing is held is referred to herein as the “Closing Date”.

3.2           Certain Closing Deliveries.  At the Closing:

(a)           Each of the Company and LBHI shall deliver, or shall cause to be delivered, to the other party, each Ancillary Agreement to which it or any of its Affiliates is a party, duly executed.

(b)           LBHI shall deliver to the Company the following items, each in form and substance reasonably satisfactory to the Company:

(i)            duly executed copies of such instruments of conveyance and transfer as may be necessary to effect at the Closing the Contribution;

(ii)           a copy of the Amended and Restated Operating Agreement, executed and delivered by LBHI and/or its designees; and

(iii)          the certificates signed by an authorized officer of LBHI in accordance with Sections 8.1(a) and 8.1(b).

(c)           The Company shall deliver to LBHI, each in form and substance reasonably satisfactory to LBHI:

(i)            a copy of each Employment Agreement executed and delivered by an Employee Member;

(ii)           a copy of the Amended and Restated Operating Agreement, executed and delivered by the Company and any Employee Members; and

(iii)          the certificates signed by the Company in accordance with Sections 8.2(a) and 8.2(b).

3.3           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           by mutual written consent of the Company and LBHI;

(b)           by the Company if the Sale Order has not been entered in the Bankruptcy Case of LBHI prior to January 31, 2009;

(c)           by the Company, upon notice to LBHI, if at the Auction (as such term is defined in the Bid Procedures Order) the Company is not selected as the Successful Bidder (as defined in the Bid Procedures Order) and the Sale Hearing (as defined in the Bid Procedures Order) has concluded;

(d)           by the Company or LBHI in the event that the Closing has not been consummated on or prior to June 30, 2009 (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 3.3(b) shall not be available to a party if the failure of the Closing to be consummated on or before the Termination Date is primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e)           by the Company or LBHI upon a final non-appealable determination by a Governmental Body of competent jurisdiction denying an approval that is necessary for the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 3.3(c) shall not be available to a party if such denial is primarily due to the failure of such party to perform any of its obligations under this Agreement;

(f)            by the Company in the event (i) none of the representations and warranties of the Company shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.2(a) not to be satisfied and there has been no failure by the Company to perform its covenants in such a manner as would cause the condition set forth in Section 8.2(b) not to be satisfied, and (ii) there shall have been a breach of LBHI’s representations and warranties in this Agreement or a failure by LBHI to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied if such breach or failure occurred or was continuing as of the date on which the Closing was to occur; provided, however, that the Company shall provide notice to LBHI as soon as practicable after becoming aware of any such breach described in clause (ii) above; and provided further that if such breach is curable by LBHI through the exercise of its commercially reasonable efforts then, so long as LBHI continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 3.3(d) prior to the earlier of (A) the Termination Date and (B) the 30th day following the date LBHI receives notice of such breach from the Company and only if such breach or failure by LBHI remains uncured on such date;

(g)           by LBHI in the event (i) none of the representations and warranties of LBHI shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.1(a) not to be satisfied and there has been no failure by LBHI to perform its covenants in such a manner as would cause the condition set forth in Section 8.1(b) not to be satisfied, and (ii) there shall have been a breach of the Company’s representations and warranties in this Agreement or a failure by the Company to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied if such breach or failure occurred or was continuing as of the date on which the Closing was to occur; provided, however, that LBHI shall provide notice to the Company as soon as practicable after becoming aware of any such breach described in clause (ii) above; and provided further that if such breach is curable by the Company through the exercise of its commercially reasonable efforts then, so long as the Company continues to exercise such commercially reasonable efforts, LBHI may not terminate this Agreement under this Section 3.3(e) prior to the earlier of (A) the Termination Date and (B) the 30th day following the date the Company receives notice of such breach from LBHI and only if such breach or failure by the Company remains uncured on such date; or

(h)           by LBHI if, at any time prior to the Closing, fewer than eighty percent (80%) of the Employee Members are employed by LBHI or its Subsidiaries.

3.4           Procedure Upon Termination.  In the event of a termination by the Company or LBHI, or both, pursuant to Section 3.3, written notice thereof shall forthwith be given by the terminating party to the Company or LBHI, as applicable, and this Agreement shall terminate, and the Contribution and issuance of the Units hereunder shall be abandoned, without further action by the Company or LBHI.

3.5           Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Sections 3.3 and 3.4, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to each of the Company, LBHI and their respective Affiliates; provided, however, that the obligations of the parties set forth in Section 7.11 and Article X shall survive any such termination and shall be enforceable hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as otherwise set forth on the corresponding disclosure schedule delivered to LBHI by the Company prior to LBHI’s execution of this Agreement (it being understood that any matter disclosed in a Schedule by the Company shall be deemed to constitute disclosure with respect to other representations and warranties of the Company to the extent reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to LBHI that:

4.1           Organization and Good Standing.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to own, lease and operate its properties and to carry on its business as conducted at such time.

(b)           The Company is not required to qualify to do business as a limited liability company in any jurisdiction other than the State of Delaware.

4.2           Authorization of Agreement.  Subject to any approval required in a Bankruptcy Case, or other insolvency, receivership or similar proceedings, the Company has all requisite power and authority to execute and deliver each Contract, document or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (including this Agreement, the Amended and Restated Operating Agreement and the letter agreements described in Section 4.7, the “Company Documents”) and to consummate the transactions contemplated hereby.  The execution and delivery of each Company Document and the consummation of the transactions contemplated hereby and thereby have been, or will be, duly authorized by all requisite action on the part of the Company.  Each of the Company Documents, when executed and delivered (assuming the due authorization, execution and delivery by the other parties hereto and thereto), will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3           Capitalization.  The sole members of the Company are George Walker and Joseph Amato (the “Company Members”).  The equity interests of the Company (a) are held as of the date hereof beneficially and of record by the Company Members free and clear of all Liens except transfer restrictions under applicable securities Laws and (b) are duly authorized, validly issued, fully paid and non-assessable.  Except as contemplated by this Agreement, none of the Company, any of the Company Members nor any of their respective Affiliates has issued any option or warrant covering, any right to subscribe for, or any securities convertible into or exchangeable or exercisable for, any equity interests in the Company.

4.4           Litigation.  There are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company that would have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby.

4.5           Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or its Affiliates in connection with the transactions contemplated hereby.

4.6           Formation of the Company.  The Company has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not carried, and will not carry, on any business or conduct any operations, other than the execution of Company Documents, the performance of its obligations under this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby.  Except as set forth in Schedule 4.6 hereto, the Company is not a party to any contract or obligation other than this Agreement or the Company Documents, except for assets, liabilities, contracts and obligations incurred in connection with the formation of the Company and the negotiation and the consummation of the transactions contemplated by the Agreement and the Ancillary Agreements.  The Company has any no assets or liabilities, except as contemplated by the Company Documents.  The Company is, and has been since the date of its formation, properly treated as a “disregarded entity” or

“partnership” for U.S. federal income tax purposes.  Neither the Company, nor any Person on behalf of the Company, has elected pursuant to Treasury Regulations 301.7701-3 to treat the Company as an “association taxable as a corporation” for U.S. federal income tax purposes.

4.7           Arrangement with Employee Members.  Each portfolio manager and member of senior management listed on Schedule 4.7, as such schedule may be amended, from time to time, pursuant to Section 10.10, (each, an “Employee Member”) has entered into, or will have entered into prior to the Closing, a letter agreement with the Company regarding his or her continued employment with the Business following the Closing (the “Employee Letter Agreements”), and each such executed Employee Letter Agreement as of the Execution Date has been provided to LBHI on or prior to the Execution Date.

4.8           Acknowledgement.  Notwithstanding anything to the contrary herein, the Company acknowledges and agrees that:

(a)           LBHI is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by LBHI in Article V or any certificates given in connection with the Closing (as modified by the Schedules referred to in the introductory paragraph to Article V (to the extent specified therein));

(b)           except for the covenants herein and in the Ancillary Agreements and except for the representations and warranties contained in Article V or any certificates given in connection with the Closing, the Business being contributed hereunder (including all of the Purchased Assets) is being transferred on a “where is” and, as to condition, “as is” basis;

(c)           the Company has not been induced by, or relied upon, any representations, warranties or statements (written or oral, express or implied, or otherwise), made by any Person, that are not expressly set forth in Article V or any certificates given in connection with the Closing (and, without limiting the generality of the foregoing, the Company acknowledges that, except for such representations and warranties, (i) no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives, and (ii) none of LBHI or its Affiliates will have or be subject to any liability to the Company or any other Person resulting from the distribution or making available to the Company or its Representatives (or their use of) any such information or any information contained in any confidential memoranda relating to the Company or any Subsidiary of the Company or contained in any “data rooms” to which the Company or its Representatives may have been given access); and

(d)           the Company has conducted, to its satisfaction, its own independent investigation of the condition, operations, business and prospects of the Business, the Business Entities and their Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING LBHI

Except as otherwise set forth on the corresponding disclosure schedule delivered to the Company by LBHI (it being understood that any matter disclosed in a Schedule by LBHI shall be deemed to constitute disclosure with respect to other representations and warranties of LBHI to the extent reasonably apparent on the face of such disclosure), LBHI hereby represents and warrants to the Company that:

5.1           Organization and Good Standing.  LBHI is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is currently registered.

5.2           Authorization of Agreement.  Subject to any approval required in a Bankruptcy Case, LBHI has all requisite power and authority to execute and deliver this Agreement and each other agreement, document or certificate contemplated by this Agreement or to be executed by LBHI in connection with the consummation of the transactions contemplated by this Agreement (the “LBHI Documents”), and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the LBHI Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of LBHI.  This Agreement has been, and each of the LBHI Documents will be at or prior to the Closing, duly and validly executed and delivered by LBHI and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of LBHI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Ownership of Interests.  LBHI, directly or indirectly, owns 100% of the equity interests of each Acquired Subsidiary outstanding free and clear of any and all Liens (other than transfer restrictions under applicable Laws).

5.4           Conflicts and Consents.

(a)           Except as set forth on Schedule 5.4(a), (and assuming the making of the filings and notifications, and receipt of the consents, waivers, approvals, Orders, Permits, Contracts and authorizations contemplated by Section 5.4(b) or listed on Schedule 5.4(a)(ii)), none of the execution and delivery by LBHI of the LBHI Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by LBHI or any applicable Subsidiaries of LBHI with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, additional payment, termination or cancellation under, any provision of (i) the certificate of formation or operating agreement, or comparable charter and organizational documents, of LBHI, any Subsidiary of LBHI or any Fund, (ii) any Contract to which LBHI, any Subsidiary of LBHI or any Fund is a party, (iii) any Order of any Governmental Body applicable to LBHI, any Subsidiary of LBHI, any Fund or by which any of their respective properties or assets are bound or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a material adverse effect on LBHI’s ability to consummate the transactions contemplated hereby.

(b)           Subject to any approval required in a Bankruptcy Case, except as set forth on Schedule 5.4(b), no consent, waiver, approval, Order, Permit, Contract or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of LBHI, any Subsidiary of LBHI or any Fund in connection with the execution and delivery of this Agreement or the LBHI Documents or the compliance by LBHI, any Subsidiary of LBHI or any Fund with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, other than (i) FINRA and other applicable Self-Regulatory Organization notifications or consents, (ii) filings, consents, approvals or notices required under the Investment Company Act or the Investment Advisers Act, (iii) compliance with the applicable requirements of the HSR Act and (iv) those the failure of which to obtain or make would not have a material adverse effect on the LBHI’s ability to consummate the transactions contemplated hereby.

5.5           Subsidiaries.  The outstanding shares of capital stock or comparable equity ownership interests of each of the Business Entities and each of their respective Subsidiaries are validly issued, fully paid and non-assessable, and, following the Contribution and the Closing, all such shares or other equity interests will be wholly-owned, directly or indirectly, by the Company free and clear of any and all Liens except transfer restrictions under applicable securities Laws.  None of LBHI, any Subsidiary of LBHI, any Business Entity or any Subsidiary of any Business Entity has issued any option or warrant covering, any right to subscribe for, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock of, or comparable equity ownership interests in, any Business Entity or any Subsidiary of a Business Entity.

5.6           Litigation.  There are no Legal Proceedings pending or, to the knowledge of LBHI, threatened against LBHI that would have a material adverse effect on LBHI’s ability to consummate the transactions contemplated hereby.

5.7           Financial Advisors.  Except for Barclays Capital Inc. and Lazard Freres & Co. LLC, the fees and expenses of which shall be borne by LBHI, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for LBHI or its Affiliates (including its Subsidiaries) in connection with the transactions contemplated hereby.

5.8           Investment Intention.  LBHI is acquiring all Units to be issued by the Company to it at the Closing pursuant to the terms of this Agreement for its own account, for investment purposes and not with a view to the distribution thereof in contravention of any Law.  LBHI is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Units.  LBHI understands that the Units have not been registered under the Securities Act or any other securities or “blue sky” law and cannot be sold unless subsequently registered or an exemption from registration is available.

5.9           Disclosure of Information.  LBHI acknowledges that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Units to be sold pursuant to the terms of this Agreement and the business, properties, prospects and financial condition of the Company.  LBHI also acknowledges that it (a) has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Company, and  (b) is able to bear the financial risks associated with an investment in the Units to be sold pursuant to the terms of this Agreement.

5.10         General.  LBHI understands that the Units to be sold pursuant to the terms of this Agreement are being offered and sold in reliance on an exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of, and compliance with, the representations, warranties, agreements, acknowledgments and understandings of LBHI set forth herein in order to determine the applicability of such exemptions and the suitability of LBHI to acquire the Units to be sold pursuant to the terms of this Agreement. LBHI understands that no federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Units to be sold pursuant to the terms of this Agreement.

5.11         No General Solicitation.  LBHI acknowledges that the Units to be sold pursuant to the terms of this Agreement were not offered to LBHI by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which LBHI was invited by any of the foregoing means of communications.

5.12         Acknowledgement.  Notwithstanding anything to the contrary herein, LBHI acknowledges and agrees that:

(a)           the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificates given in connection with the Closing (as modified by the Schedules referred to in the introductory paragraph to Article IV (to the extent specified therein));

(b)           except for the covenants herein and in the Ancillary Agreements and except for the representations and warranties contained in Article IV or any certificates given in connection with the Closing, the Units being sold  hereunder are being sold on a “where is” and, as to condition, “as is” basis;

(c)           LBHI has not been induced by, or relied upon, any representations, warranties or statements (written or oral, express or implied, or otherwise), made by any Person, that are not expressly set forth in Article IV or any certificates given in connection with the Closing (and, without limiting the generality of the foregoing, LBHI acknowledges that, except for such representations and warranties, (i) no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to LBHI or any of its Affiliates or Representatives, and (ii) none of the Company or its Affiliates will have or be subject to any liability to LBHI or any other Person resulting from the distribution or making available to LBHI or its Representatives (or their use of) any such information or any information contained in any confidential memoranda relating to the Company or any Subsidiary of the Company or contained in any “data rooms” to which LBHI or its Representatives may have been given access); and

(d)           LBHI has conducted, to its satisfaction, its own independent investigation of the condition, operations, business and prospects of the Company, the Business, the Business Entities and their Subsidiaries.

ARTICLE VI

[RESERVED]

ARTICLE VII

COVENANTS

7.1           Conduct of the Company Pending the Closing.  Prior to the Closing, except as expressly contemplated by this Agreement (including the actions taken or to be taken in connection with the Contribution or the consummation of the transactions contemplated hereby), the agreements set forth on Schedule 4.6 hereto and the matters referred to in Section 4.6, the Company shall not take any action or conduct any business, or agree to take any action or conduct any business, without the express written consent of LBHI, which consent shall not be unreasonably withheld or delayed.

7.2           Conduct of the Business Pending the Closing.  Prior to the Closing, except (a) as required by applicable Law or (b) as otherwise expressly contemplated by this Agreement (including the actions taken or to be taken in connection with the Contribution or the consummation of the transactions contemplated hereby), (1) LBHI shall, and shall cause its Subsidiaries to, conduct the Business in all material respects in the ordinary course of business consistent with past practice, and (2) LBHI (with respect to the Business) shall not, and shall cause each of its Subsidiaries not to:

(i)            declare or pay any dividend or other cash distribution to the extent doing so would impair the ability of the Business to operate in the ordinary course;

(ii)           issue, transfer, sell, encumber, or authorize the issuance, transfer, sale or encumbrance of, any shares of capital stock, limited liability company membership interests or other equity interests of any class, or any options, warrants, pay-in-kind securities, convertible or exchangeable securities or other rights of any kind thereto to acquire any shares of capital stock or equity interests (including any phantom interest), of any Acquired Subsidiary to any Person;

(iii)          sell or license any of its material properties or assets, except (A) sales and licenses in the ordinary course of business consistent with past practice, (B) pursuant to any Contract in effect on the Execution Date, (C) dispositions of obsolete or worthless assets, and (D) transfers between the Acquired Subsidiaries;

(iv)          subject any of its material properties or assets to a Lien, except in the case of properties or assets that are not securities for Permitted Exceptions;

(v)           enter into any merger or consolidation or similar transaction with or involving any Person;

(vi)          adopt a plan or agreement of complete or partial liquidation or dissolution;

(vii)         incur any indebtedness for borrowed money having an outstanding principal amount in excess of $5,000,000 (excluding intercompany transactions with Affiliates that will be settled prior to the Closing);

(viii)        fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any  material Intellectual Property Rights related to the Business; or

(ix)           agree to do anything prohibited by this Section 7.2.

7.3           Preservation of Back Office Support.  LBHI will use all commercially reasonable efforts to preserve prior to the Closing the functionality of its and its Affiliates back offices and the availability of its personnel and systems that have historically provided services to the Business.

7.4           Consents.  LBHI shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts, and the Company shall cooperate with LBHI, to obtain at the earliest practicable date all consents (other than with respect to brokerage and investment advisory agreements, the subject matter of which is covered in Sections 7.12, 7.13 and 7.14) and approvals required to consummate the transactions contemplated by this Agreement (including the Contribution); provided, however, that no party shall be obligated to pay any consideration (or grant any financial accommodation) to any third party from whom consent or approval is requested.

7.5           Regulatory Approvals.  Subject to all of the terms and conditions hereof (including the proviso in the last sentence of Section 7.6(b)):

(a)           Each of the parties hereto shall cooperate with the other parties and use their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things within its control that are necessary, proper or advisable to cause the other party’s conditions to Closing to be satisfied as promptly as practicable and to consummate the Closing in the most expeditious manner practicable, and (ii) to the extent it is within its control, obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Body or third party required to be obtained by it and which are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party hereto agrees to cooperate to make any appropriate application to FINRA.

(b)           Each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Body in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Body relating to the transactions contemplated by this Agreement, including any such proceeding initiated by a private party, and (ii) keep the other party reasonably informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, FINRA, the SEC or any other Governmental Body, in each case regarding any of the transactions contemplated by this Agreement.

7.6           Further Assurances; Etc.

(a)           Subject to all of the terms and conditions hereof, each of the parties shall use its commercially reasonable efforts (i) to take all actions, both prior to and after the Closing, necessary or appropriate to consummate and implement the transactions contemplated by this Agreement (including the Contribution) and (ii) to the extent it is within its control, to cause the fulfillment at the earliest practicable date of all of the conditions to the other party’s obligations to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, from the Execution Date until the Closing, LBHI shall not, and shall cause its Affiliates not to, (A) assign or otherwise transfer from the Business to any Person any asset, right, property or interest of the Business or any Purchased Asset, or (B) assign or otherwise transfer to the Business any Liability other than any Assumed Liability.

(b)           Without limiting the foregoing, on and after the Closing Date, each party shall cooperate with the other party, without any further consideration, to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as either party may request to take by any other party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer to the Company or any Subsidiary of the Company of any Purchased Asset and (ii) the transfer of any Excluded Asset from the Company or any Subsidiary of the Company to LBHI; provided, however, that neither party shall be obligated to make any payment, incur any obligation or grant any concession to any Governmental Body in connection therewith, other than the payment of ordinary and customary fees.

(c)           In the event that at any time and from time to time after the Closing, LBHI or any of its Affiliates shall receive or otherwise possess any Purchased Asset or any asset that is the property of the Company or any of its Subsidiaries (other than by reason of a distribution by the Company to LBHI or such Affiliate pursuant to the Amended and Restated Operating Agreement), LBHI shall or shall cause such Affiliate to promptly transfer such asset in the form received to the Company or its applicable Subsidiaries.

(d)           In the event that at any time and from time to time after the Closing, the Company or any Subsidiary of the Company shall receive or otherwise possess any Excluded Asset, the Company shall or shall cause such Subsidiary to promptly transfer such asset in the form received to LBHI.  No transfer to LBHI pursuant to this Section 7.6(d) shall be considered a distribution in redemption of, or otherwise upon or in respect of, any LBHI Preferred Unit or Class A Common Unit.

7.7           Preservation of Records.  Each of LBHI and the Company agree to preserve and keep the business records held by them relating to the Business for a period of seven years (or such longer period as may be required under applicable Law) from the Closing Date and shall make such business records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of LBHI, the Company or any of their respective Affiliates (which for the purposes of this Section 7.7 shall include the Funds) to the extent required to enable LBHI or the Company, as the case may be, to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby; provided, however, that LBHI shall notify the Company if it intends to wind down its affairs prior to the end of such seven-year period and shall deliver such business records to the Company at its request.

7.8           Publicity.  Except in connection with any Bankruptcy Case, neither LBHI nor the Company shall issue, or permit any of its respective Affiliates (which for the purposes of this Section 7.8 shall include the Funds) to issue, any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of, in the case of LBHI, the Company and, in the case of the Company, LBHI, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of LBHI or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which LBHI, the Company or any of their respective Affiliates lists securities.

7.9           Employee Benefits.

(a)           [Reserved]

(b)           LBHI agrees to use reasonable commercial efforts to reach agreement as soon as practicable with the trustees of the Lehman Brothers Pension Scheme (UK), the Pensions Regulator and the PPF, to obtain a clearance statement in favor of the members of the Company Group from the Pensions Regulator, under section 42 of the UK Pensions Act in respect of the transactions governed by this Agreement (including the Contribution) under which the Pensions Regulator confirms (on a basis that is not conditional upon any member of the Company Group or any associated or connected company fulfilling any obligations, other than a one-off payment to the Lehman Brothers Pension Scheme (UK) or the PPF) that it will not issue to any member of the Company Group or any of its directors, officers or employees a contribution notice under section 38 of the UK Pensions Act or (to the extent the Pensions Regulator is willing to provide such confirmation) under forthcoming amendments to the UK Pensions Act (or any other legislation) made in connection with the announcement by the UK Department for Work and Pensions dated 14 April 2008.

(c)           It is agreed that LBHI and its advisers shall prepare and submit the clearance application to the Pensions Regulator and shall have principal conduct of all matters relating to the clearance application and correspondence with the Pensions Regulator, provided that LBHI shall keep the Company reasonably informed with respect to such matters and provide periodic updates.  The Company agrees to reasonably cooperate with LBHI in all matters relating to the process described in Section 7.9(b) above, including without limitation by:

(i)            providing any such information as may be within the control of the Company and is necessary to respond to questions raised by the trustees, the Pensions Regulator or the PPF; and

(ii)           keeping LBHI promptly informed of any communications received from the Pensions Regulator, the PPF and the trustees of the Lehman Brothers Pension Scheme (UK) in relation to the clearance application and providing LBHI with draft copies of all communications relevant to the trustee discussions and clearance application at such time as will allow LBHI a reasonable opportunity to comment on such submission or communication before it is submitted; take into account any reasonable comments and promptly provide LBHI with a copy of all such communication in the form submitted except that confidential information contained in such submission or communication may be redacted.

(d)           At the Company’s option and to such extent as the Company may reasonably specify, the Company may directly or through one or more designated parties participate in the process referred to in Section 7.9(b), and for these purposes hold discussions with the trustees of the Lehman Brothers Pension Scheme (UK), the Pensions Regulator and the PPF, provided that the Company (or any party designated by the Company) will not hold or initiate any independent discussions with such trustees, the Pensions Regulator or the PPF without inviting and giving the LBHI a reasonable opportunity to join such discussions.

(e)           For Transferred Employees, service with the Company shall be counted for vesting purposes under the Lehman Brothers Holdings Inc. Retirement Plan and Lehman Brothers Savings Plan in accordance with the terms of such plans.

(f)            LBHI shall, and shall cause its Subsidiaries to, use reasonable efforts to consult with the Company with respect to the allocation and timing of the payment of bonuses to be paid to any employee who is employed primarily in connection with the Business by LBHI or any of its Subsidiaries.

(g)           LBHI shall have sole responsibility for “continuation coverage” obligations under the employee benefit plans that are group health plans to all Company employees and “qualified beneficiaries” of such employees for whom a “qualifying event” occurs on or prior to the Closing Date, but the Company shall have responsibility for “continuation coverage” obligations to all Company employees and “qualified beneficiaries” to the extent that a “qualifying event” occurs after the Closing Date.  The phrases “continuation coverage”, “qualified beneficiaries” and “qualifying event” shall have the respective meanings ascribed to them in Section 4980B of the Code and Sections 601-608 of ERISA.

7.10         Tax Matters.

(a)           LBHI and the Company shall, to the extent permitted by applicable Law (or to the extent applicable Law does not so require), elect with the relevant Taxing Authority to treat for all purposes the Closing Date as the last day of a taxable period of each Acquired Subsidiary (including any Acquired Subsidiary that is treated as a partnership for U.S. federal income tax purposes).  If applicable Law does not require or permit the parties to close any federal state, local or foreign Tax period of any Acquired Subsidiary as of the Closing Date, or for any other taxable period of such Acquired Subsidiary that includes, but does not end on, the Closing Date (any of the foregoing, a “Straddle Period”), the allocation of Taxes as between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date shall be made as follows: (i) in the case of Taxes based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Straddle Period shall be determined by closing the books of such Acquired Subsidiary as of the close of  the Closing Date and by treating the portion of such Straddle Period ending on and including the Closing Date and the portion beginning after the Closing Date as, respectively, separate taxable years (provided that any exemptions, allowances or deductions that are calculated on an annual basis (including but not limited to depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date in proportion to the number of days in each such period); and (ii) in the case of Taxes that are determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes shall be allocable to the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date based on a pro ration of days in such Straddle Period.

(b)           (i)            After the Closing, except as otherwise provided in this Section 7.10(b), the Company shall endeavor to timely prepare and file or cause to be prepared and filed all Tax Returns of the Acquired Subsidiaries and to timely pay or cause to be paid to the applicable Taxing Authority any amounts shown as due thereon.

(ii)           Prior to the Company filing, or causing to be filed, any Tax Return of an Acquired Subsidiary for (A) a Pre-Closing Tax Period or (B) a Straddle Period, the Company shall provide to LBHI, at least thirty (30) days prior to the filing deadline for such Tax Return (taking into account any applicable extensions), a draft of such Tax Return, which shall be completed in a manner consistent with the past practices of such Acquired Subsidiary, except as otherwise required by a change in applicable Law or this Agreement.  Within ten (10) days of delivery to LBHI of any such draft Tax Return, LBHI shall inform the Company of any objections LBHI has to such draft Tax Return, and if LBHI has no such objections, then the Company shall cause to be timely filed such Tax Return completed on the basis of the draft provided to LBHI.  If within ten (10) days of delivery to LBHI of any such draft Tax Return, LBHI informs the Company of LBHI’s objection(s) to such draft Tax Return, then LBHI and the Company shall negotiate in good faith to resolve such objection(s).  If LBHI and the Company are able to resolve such objection(s) within ten (10) days of the filing deadline for such Tax Return (taking into account any applicable extensions), then the Company shall cause to be timely filed such Tax Return on the basis agreed upon by LBHI and the Company.  If despite such good faith efforts, LBHI and the Company are unable to resolve such objection(s) within such period of time, then the matter shall be submitted to an independent accounting firm acceptable to LBHI and the Company for review and resolution by such accounting firm, which review and resolution shall (i) occur no later than five (5) days prior to the filing deadline of such Tax Return (taking into account any applicable extensions), and (ii) be limited to the basis of LBHI’s objection(s); and, thereafter, the Company shall cause to be timely filed such Tax Return on the basis of the draft provided to LBHI, as modified to reflect such accounting firm’s resolution of LBHI’s objection(s) thereto.  The fees and expenses of the independent accounting firm shall be paid one-half by LBHI and one-half by the Company.  LBHI shall, not less than three (3) days prior to the due date (without regard to extensions) of any income Tax Return referred to in this Section 7.10(b)(ii), provide the Company with an amount of cash equal to the amount of Tax payable by such Acquired Subsidiary that is allocable to the Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date, as determined pursuant to Section 7.10(a)).  In the case of a Tax Return filed pursuant to an extension, appropriate adjustments will be made between LBHI and the Company if, at the time the Tax Return is actually filed, the Taxes due and attributable to a Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date, with respect to such Tax Return are more or less than the amount, if any, previously paid by LBHI.

(iii)          In the case of any Affiliated Acquired Subsidiary, LBHI shall prepare and file the Tax Returns for the Affiliated Group that included such Affiliated Acquired Subsidiary for any Pre-Closing Tax Period or Straddle Period.  Any such Tax Return shall be prepared in a manner consistent with the past practices with respect to such Affiliated Acquired Subsidiary, except as otherwise required by a change in applicable Law or this Agreement.  At least thirty (30) days prior to filing, LBHI shall provide the Company with a copy of the portion of such Tax Returns that relate to the Affiliated Acquired Subsidiaries.  Within ten (10) days of delivery to the Company of the portions of any such draft Tax Returns, the Company shall inform LBHI of any objections the Company has to the portion of such draft Tax Return, and if the Company has no such objections, then LBHI shall cause to be timely filed such Affiliated Group Tax Return completed on the basis of the draft provided to the Company.  If within ten (10) days of delivery to the Company of any such portion of any such draft Tax Return, the Company informs the LBHI of the Company’s objection(s) to such portion of such draft Tax Return, then LBHI and the Company shall negotiate in good faith to resolve such objection(s).  If LBHI and the Company are able to resolve such objection(s) within ten (10) days of the filing deadline for such Tax Return (taking into account any applicable extensions), then LBHI shall cause to be timely filed such Tax Return on the basis agreed upon by LBHI and the Company.  If despite such good faith efforts, LBHI and the Company are unable to resolve such objection(s) within such period of time, then the matter shall be submitted to an independent accounting firm acceptable to LBHI and the Company for review and resolution by such accounting firm, which review and resolution shall (i) occur no later than five (5) days prior to the filing deadline of such Tax Return (taking into account any applicable extensions) and (ii) be limited to the basis of the Company’s objection(s); and, thereafter, LBHI shall cause to be timely filed such Tax Return on the basis of the draft provided to the Company, as modified to reflect such accounting firm’s resolution of the Company’s objection(s) thereto.  The fees and expenses of the independent accounting firm shall be paid one-half by LBHI and one-half by the Company.  The Company shall provide LBHI with any powers of attorney necessary in connection with the discharge by LBHI of its obligations pursuant to this Section 7.10(b)(iii).

(c)           LBHI and the Company shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns and any audit, inquiry, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, inquiry, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)           The Company shall have the sole right to control any audit or examination by any Governmental Body, initiate any claim for refund, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of any Acquired Subsidiary (collectively, “Acquired Subsidiary Tax Proceedings”); provided, however, if any Acquired Subsidiary Tax Proceeding could reasonably be expected to materially affect the amount of Taxes of LBHI for any Pre-Closing Tax Period (including the pre-closing portion of any Straddle Period), the Company will not enter into any settlement or compromise with respect to such Acquired Subsidiary Tax Proceedings without the prior written consent of LBHI (such consent not to be unreasonably conditioned, withheld or delayed).

(e)           Prior to the Closing, LBHI shall cancel or cause to be cancelled any tax sharing, allocation, indemnity or similar agreement or arrangement  to which any Acquired Subsidiary is a party, and if pursuant to any such agreement or arrangement, any Acquired Subsidiary is required to make any payment thereunder after the Closing in respect of any Taxes described in Section 9.2(b), then prior to such payment, LBHI shall pay to the Company an amount of cash equal to such payment.

(f)            Except as required by Law, without the prior written consent of LBHI (such consent not to be unreasonably withheld or delayed), the Company may not amend, refile, revoke or otherwise modify or cause or permit to be amended, refiled, revoked or otherwise modified any Tax Return or Tax election of any Acquired Subsidiary that reasonably can be expected to affect the Tax liability of LBHI for any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period).

(g)           All Transfer Taxes arising out of or in connection with the transactions affected pursuant to this Agreement, as well all out-of-pocket costs associated with the preparation and filing of the Tax Returns under this Section 7.10(g), shall be borne one-half by LBHI and one-half by the Company.  The Company shall timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes and LBHI will cooperate with the Company in connection therewith.

(h)           Unless otherwise required by applicable Law, the parties hereto agree that the Contribution shall be a transaction governed by Section 721 of the Code, and no party shall take any action or make any statement inconsistent with such treatment.

(i)            As requested by the Company, LBHI and the Company shall cooperate to restructure or reorganize any Acquired Subsidiary prior to Closing in order to affect a tax efficient ownership structure for the Company, including without limitation the conversion of any U.S. Acquired Subsidiary that is a corporation for U.S. tax purposes into a limited liability company (treated as a partnership or disregarded entity for U.S. tax purposes) under applicable Law or electing on behalf any non-U.S. Acquired Subsidiary that is treated as a corporation for U.S. tax purposes to be treated as a partnership or disregarded entity for U.S. tax purposes (and with respect to any non-U.S. Acquired Subsidiary that is a “per se” corporation within the meaning of the Treasury Regulations issued under Code Section 7701 to convert under applicable Law such Acquired Subsidiary to an “eligible entity” within the meaning of such Treasury Regulations prior to such election, if necessary); provided, however, LBHI shall not be required to implement any such restructuring or reorganization or make any such election if doing so would be reasonably likely to result in an adverse consequence to LBHI or any of its Affiliates.

(j)            If the Company or any Acquired Subsidiary receives any refund, rebate, abatement, credit or other recovery of any income Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Pre-Closing Tax Period (or portion thereof) (a “Pre-Closing Tax Recovery”), then the Company shall pay or cause to be paid to LBHI within three (3) days of receipt thereof an amount of cash equal to such Pre-Closing Tax Recovery.  LBHI shall have the right, at its expense, to request that the Company pursue any Pre-Closing Tax Recovery; provided, however, the Company shall not be required to pursue any Pre-Closing Tax Recovery if the Company shall determine in its reasonable discretion that pursuing such Pre-Closing Tax Recovery will likely have an adverse effect on the Company or any Acquired Subsidiary.  No payment to LBHI pursuant to this Section 7.10(i) shall be considered a distribution in redemption of, or otherwise upon or in respect of, any LBHI Preferred Unit of Class A Common Unit.

7.11         Indemnification of Officers and Employees of the Company.

(a)           LBHI agrees to indemnify and hold harmless (and to advance expenses to) each officer of the Company against any and all Losses incurred prior to the Closing or relating to any event, fact or circumstance occurring prior to the Closing (including without limitation the formation of the Company), in each case for actions taken or omitted to be taken in such person’s capacity as an officer of the Company to the same extent that such person would be indemnified and held harmless (and would be advanced expenses) against Losses were such person deemed to be an officer of LBHI as described on Schedule 7.11(a) and were such person’s actions deemed to have been taken or omitted to have been taken as an officer of LBHI.

(b)           LBHI agrees to indemnify and hold harmless (and to advance expenses to) each Employee Member against any and all Losses incurred as a result of any alleged breach of any covenant or agreement of such person referred to on Schedule 7.11(b) to the same extent that such person would be indemnified and held harmless (and would be advanced expenses) against Losses were such person deemed to be an officer of LBHI as described on Schedule 7.11(a) and were such person’s actions deemed to have been taken or omitted to have been taken as an officer of LBHI, but only to the extent such Loss arises solely as a result of such person’s execution of the Employee Letter Agreement.

7.12         Client Brokerage Consents.  Promptly and in any event within 30 Business Days following the Execution Date, to the extent required by applicable Law or pursuant to a brokerage agreement, LBHI shall and shall cause each applicable Acquired Subsidiary, as applicable, to inform each of its applicable brokerage clients in writing of the transactions contemplated by this Agreement by sending such client a notice thereof, and, other than with respect to the Public Funds (which are addressed in Section 7.14 of this Agreement), shall use its reasonable best efforts to seek such client’s consent to the continuation of its brokerage agreement with the applicable Subsidiary of the Company following consummation of the transactions contemplated hereby, which notice shall comply with applicable Law.  To the extent consistent with applicable Law or SEC or FINRA pronouncements or unless affirmative consent is required by the applicable agreement, such consent may take the form of a so-called implied or negative consent.  The Company will provide to LBHI all information regarding the Company and its Affiliates reasonably required in connection therewith.  LBHI shall deliver drafts of all such consents and related materials to the Company a reasonable time prior to the mailing or other distribution of such documents to any Client in order to afford the Company an opportunity to fully review and comment on such documents, and the Company shall have the right to so review and comment on such documents.  The Company will provide to LBHI all information regarding the Company and its Affiliates reasonably required to be included in the consents and related materials and the Company covenants that any information related to it that is provided by it or its Affiliates or its respective operations or plans will not contain, at the time such materials are furnished to LBHI, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  LBHI covenants that all other information contained in the consents and related materials will not contain, at the time such materials are furnished to any client, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

7.13         Client Investment Advisory Consents.  Promptly and in any event within 30 Business Days following the Execution Date, to the extent required by applicable Law or pursuant to an investment advisory agreement, LBHI shall, or shall cause the Business Entities or their Subsidiaries, as applicable, to, inform each Client in writing of the transactions contemplated by this Agreement by sending such Client a notice thereof, and, other than with respect to the Public Funds (which are addressed in Section 7.14 of this Agreement), shall use its reasonable best efforts to seek such Client’s consent to the continuation of its investment advisory agreement with a member of the

Company Group, as applicable, following consummation of the transactions contemplated hereby, which notice shall comply with applicable Law.  To the extent consistent with applicable Law or SEC pronouncements or unless affirmative consent is required by the applicable agreement, such consent may take the form of a so-called implied or negative consent; provided that, in seeking any such Client consent through such implied or negative consent, LBHI or its applicable Subsidiary shall provide, no less than 45 days prior to the Closing, written notice to the Client that the applicable Subsidiary will continue to provide investment advice to the Client, pursuant to the Client’s existing investment advisory agreement, after the Closing. LBHI shall deliver drafts of all such consents and related materials to the Company a reasonable time prior to the mailing or other distribution of such documents to any Client in order to afford the Company an opportunity to fully review and comment on such documents, and the Company shall have the right to so review and comment on such documents.  The Company will provide to LBHI all information regarding it and its Affiliates reasonably required to be included in the consents and related materials and the Company covenants that any information related to the Company that is provided by it or its Affiliates or their respective operations or plans will not contain, at the time such materials are furnished to LBHI, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  LBHI covenants that all other information contained in the consents and related materials will not contain, at the time such materials are furnished to any client, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

7.14         Public Fund Investment Advisory Consents.

(a)           As soon as practicable after the Execution Date, to the extent required by applicable Law or pursuant to an investment advisory agreement, LBHI shall, or shall cause each applicable Acquired Subsidiary to, use its reasonable best efforts to, in accordance with applicable Law, (i) obtain, with respect to each Public Fund, the approval by the relevant Public Fund’s board of directors or board of trustees acting in accordance with Section 15(c) of the Investment Company Act of a new investment advisory agreement with the applicable Acquired Subsidiary on terms that are no less favorable to the applicable Acquired Subsidiary than the terms of the existing investment advisory agreement with such Public Fund (each such new investment advisory agreement, a “New Public Fund Investment Advisory Agreement”); and (ii) obtain, with respect to each Public Fund, the approval by the relevant Public Fund’s board of directors or board of trustees of the continuation after the Closing, or the replacement, of any other existing agreement with the applicable Acquired Subsidiary, on terms that are no less favorable to the applicable Acquired Subsidiary than the terms of such existing agreement with such Public Fund, but only to the extent any such other contract will terminate as a result of the consummation of the transactions contemplated by this Agreement (the “Other Public Fund Agreements”).

(b)           Promptly after obtaining the approvals set forth in Section 7.14(a) above, to the extent required by applicable Law, LBHI shall, or shall cause each applicable Acquired Subsidiary to, use its reasonable best efforts to cause to be prepared and filed with the SEC proxy materials for meetings of the shareholders of each of the Public Funds and to cause proxy solicitations to be undertaken in order that such meetings be held and concluded as early as practicable prior to the Closing.  At such shareholder meetings, the approval of the applicable shareholders will be sought, to the extent required by Law to be approved by shareholder vote, for (i) the New Public Fund Investment Advisory Agreements; (ii) the Other Public Fund Agreements; and (iii) such other matters related to the transactions contemplated by this Agreement.  LBHI shall deliver drafts of such proxy materials to the Company a reasonable time prior to filing any such documents with the SEC and prior to mailing such documents to shareholders of the Public Funds in order to afford the Company an opportunity to fully review and comment on such documents, and the Company shall have the right to so review and comment on such documents.

(c)           LBHI covenants that any such proxy materials for each of the Public Funds will comply as to form in all material respects with the applicable rules of the SEC.

(d)           Each party covenants that any information describing such party or its Affiliates or their respective operations or plans or provided by such party or its Affiliates that is contained in any proxy materials will not contain, at the time such materials are furnished or at the time of the shareholder meeting contemplated thereby, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)           In the event that, with respect to a Public Fund, LBHI or any of its Subsidiaries expects that it will be unable to obtain any required approvals of the shareholders of the Public Fund in accordance with Section 7.14(b) hereof prior to the Closing, (i) LBHI shall use its reasonable best efforts to seek such approvals, together with the applicable members of the Company Group, as soon as possible following the Closing (but in no event later than 150 days following the Closing), and shall request the board of directors or board of trustees of such Public Fund to approve, before the Closing and in conformity with Rule 15a-4 under the Investment Company Act, an interim investment advisory agreement to be effective immediately following the Closing, for such Public Fund, containing the same terms and conditions as the existing investment advisory agreement (except as required under Rule 15a-4 under the Investment Company Act) with such Public Fund (each, a “New Public Fund Interim Investment Advisory Agreement”).

(f)            LBHI shall use its reasonable best efforts to cause the Public Funds to timely amend the Public Funds’ Registration Statements on Form N-1A or Form N-2, as applicable, pursuant to Rule 485(a) under the Securities Act to reflect the consummation of the transactions contemplated by this Agreement and the approval of the New Public Fund Investment Advisory Agreements.

(g)           For purposes of this Agreement, any New Public Fund Investment Advisory Agreement, New Public Fund Interim Investment Advisory Agreement and Other Public Fund Agreement may, upon the mutual agreement of LBHI and the Company prior to seeking the relevant approvals of such agreement, be with a different Subsidiary on terms at least as favorable to such Subsidiary as would have been the case if such agreement had been with the applicable member of the Company Group.

7.15         Section 15 of the Investment Company Act.  The parties each agree to use all commercially reasonable efforts to ensure compliance with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereunder.  In that regard, the parties shall cause the Company from and after the Closing to conduct its business and shall, subject to applicable fiduciary duties in relation to any Public Fund, use its commercially reasonable efforts to cause each of its Subsidiaries to conduct their business, so as (i) to enable (i) for a period of three years after the Closing Date, at least 75% of the members of each board of directors/trustees of each Public Fund not to be (A) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the relevant Fund after the Closing, or (B) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the relevant Fund immediately prior to the Closing and (ii) there not to be imposed an “unfair burden” (as that term is defined in the Investment Company Act) on any Public Fund as a result of the transactions contemplated hereby, or any express or implied terms, conditions or understandings applicable thereto; provided, however, that if the Company shall have obtained an order from the SEC exempting it from the provisions of Section 15(f), while still maintaining the “safe harbor” provided by Section 15(f), then this covenant shall be deemed to be modified to the extent necessary to permit the Company to act in any manner consistent with such SEC exemptive order.

7.16         Administration.  Promptly after the Execution Date, the parties will use their commercially reasonable efforts to structure and document an arrangement whereby Pricewaterhouse Coopers LLP (in its capacity as the administrator of Lehman Brothers International (Europe), Lehman Brothers Holdings plc, Lehman Brothers UK RE Holdings Limited and Lehman Brothers Limited, and in the case of any other assets intended to be part of the Purchased Assets subject to or under administration, receivership, bankruptcy or other similar insolvency proceeding in any non-U.S. jurisdiction, any Person appointed to manage such asset, the “Administrator”) would be asked to agree to (a) transfer any of the Purchased Assets that are subject to the dominion and control of the Administrator (the “Administered Assets”) pursuant to the Contribution and (b) a transitional operating plan to maintain the ordinary course operations of the relevant operations of the Business (at the expense of LBHI if requested by the Administrator) under the dominion and control of such Administrator in exchange for receipt from LBHI (or its applicable Subsidiary) of an amount mutually agreed by LBHI and the Administrator.  To facilitate the transfer of the Administered Assets, LBHI

(i) shall organize one or more wholly-owned entities as Acquired Subsidiaries into which the Administered Assets would be transferred at Closing, and (ii) shall use its commercially reasonable efforts to obtain, on or prior to Closing, any consents, licenses or other authorizations necessary to own and operate the Administered Assets from each relevant Governmental Body, including the Financial Services Authority and the Irish Financial Regulator, as applicable.

7.17         Qualification of the Public Funds.  LBHI will prior to the Closing use its reasonable best efforts to cause each of the Public Funds to continue to qualify as a “regulated investment company” within the meaning of Section 851 of the Code, and will not take any action prior to the Closing that would reasonably be expected to prevent any of the Public Funds from qualifying as such a “regulated investment company.”  In addition, LBHI will use its best efforts to cause the Public Funds to take no action prior to the Closing that would be inconsistent with any Public Fund’s prospectus and statements of additional information or other offering, advertising or marketing materials.

7.18         [Reserved].

7.19         Real Property Leases.

(a)           On or prior to the Closing Date, the Subleased Real Property Leases shall be assumed by LBHI and each Subleased Real Property Lease shall be assigned to BarCap.

(b)           With respect to each Subleased Real Property Lease, LBHI shall use commercially reasonable efforts to cause BarCap to (i) on or prior to the Closing Date, negotiate in good faith, in accordance with, and limited by LBHI’s rights under the BarCap APA, with LBHI, on behalf of the Company Group, a sublease agreement (a “Sublease”) on mutually agreeable terms, pursuant to which a portion of the demised premises under such underlying Subleased Real Property Lease (such portion of the premises to be agreed upon by the parties) shall be subleased after the Closing to a member of the Company Group, and (ii) execute and deliver on the Closing Date such mutually acceptable Sublease. The Sublease shall be subject to the terms of the applicable underlying Subleased Real Property Lease.

(c)           LBHI’s obligation to enter into, or to cause BarCap to enter into, Subleases in accordance with this Section 7.19 is subject to the receipt by LBHI or BarCap, as applicable, of all applicable Landlord Consents. BarCap or LBHI, as applicable and the Company will cooperate and use commercially reasonable efforts in obtaining such Landlord Consents with respect to the Subleases; provided, however, that LBHI shall not be obligated to incur any expenses in connection with obtaining such Landlord Consents.  BarCap or LBHI, as applicable and the applicable member of the Company Group shall otherwise comply in all respects with the terms and provisions of the underlying Subleased Real Property Lease in connection with the execution and delivery of the applicable Sublease.

(d)           (i)  Notwithstanding the above, in the event that, following the Closing, BarCap, through an assignment from LBHI, obtains a leasehold interest that continues to be used or occupied by an employee of a member of the Company Group, and such leasehold interest is not subleased by BarCap to such member of the Company Group or its designees, then, to the extent permitted under the terms and conditions of the BarCap APA, LBHI shall use commercially reasonable efforts to cause BarCap to permit the Company or another member of the Company Group to continue to occupy or use such property to the same extent and in the same manner as prior to the Closing for a period commencing on the Closing Date and expiring on June 10, 2009.

(ii)           In addition, with regard to leasehold interests held by LBHI or its Subsidiaries which are used in the operation of the Business (including, but not limited to, the lease of 399 Park Avenue, New York, New York) and not subleased to a member of the Company Group pursuant to this Section 7.19, LBHI, to the extent reasonably practicable, shall provide reasonable prior notice to the Company before rejecting or otherwise acting to terminate the underlying lease prior to March 19, 2008, and shall not reject or take other action resulting in the rejection or termination of such lease.

7.20         [Reserved].

7.21         Amended and Restated Operating Agreement.  Prior to the Closing, LBHI and the Company shall negotiate in good faith the definitive terms of an amended and restated operating agreement for the Company having the terms and conditions set forth in the term sheet attached hereto as Exhibit A (the “Amended and Restated Operating Agreement”), which shall be in effect as of the Closing.

7.22         Deferred Transfers.

(a)           If and to the extent that the allocation to and vesting in any member of the Company Group of any Purchased Assets pursuant to the Contribution or otherwise would be a violation of applicable Law or require any consent or the approval of any Governmental Body or any other Person or the fulfillment of any condition that cannot be fulfilled by any party prior to the Closing then, unless the parties shall otherwise agree, the allocation to and vesting in such Acquired Subsidiary of such Purchased Asset shall be, without any further action by any party hereto, automatically deferred and any allocation or vesting of such Purchased Asset pursuant to the Contribution or otherwise shall be null and void until such time as all violations of applicable Law are eliminated, such consents or approvals of Governmental Bodies or other Persons are obtained, and such conditions are fulfilled, which in all cases shall be no later than twelve (12) months from the Closing Date unless otherwise agreed to by the parties hereto.  Any such Purchased Asset shall be deemed a “Deferred Transfer Purchased Asset.”

(b)           If and to the extent that the allocation to an Acquired Subsidiary of, and such Acquired Subsidiary’s becoming responsible for, any Assumed Liabilities pursuant to the Contribution or otherwise would be a violation of applicable Law or require any consent or approval of any Governmental Body or other Person or the fulfillment of any condition that cannot be fulfilled by any party prior to the Closing, then, unless the parties hereto shall otherwise agree, the allocation to such Acquired Subsidiary and such Acquired Subsidiary becoming responsible for, such Assumed Liability shall, without any further action by any party, be automatically deferred and any allocation or responsibility for such Assumed Liability pursuant to the Contribution or otherwise shall be null and void until such time as all violations of applicable Law are eliminated, such consents or approvals of Governmental Bodies or other Persons are obtained, and such conditions are fulfilled.  Any such Assumed Liability shall be deemed a “Deferred Transfer Assumed Liability.”

(c)           With respect to any Deferred Transfer Purchased Asset or any Deferred Transfer Assumed Liability, insofar as it is reasonably possible, (i) LBHI shall, and shall cause any applicable Subsidiary of LBHI to, following the Closing, hold such Deferred Transfer Purchased Asset for the use and benefit of the Company (at the expense of the Company) and (ii) the Company shall, or shall cause its applicable Subsidiary to, pay or reimburse LBHI for all amounts paid or incurred in connection with the retention of such Deferred Transfer Assumed Liability, to the extent that any such amount would otherwise be an Assumed Liability.  In addition, LBHI shall, and shall cause any applicable Subsidiary of LBHI to, insofar as reasonably possible and to the extent permitted by applicable Law, hold and treat such Deferred Transfer Purchased Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Company in order to place the Company or any of its Subsidiaries, insofar as permissible under applicable Law and reasonably possible, in the same position as if such Deferred Transfer Purchased Asset had been transferred to and vested in the Company or an applicable Subsidiary of the Company at the Closing and so that, to the extent possible, all the benefits and burdens relating to such Deferred Transfer Purchased Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Deferred Transfer Purchased Asset, are to inure from and after the Closing to the Company or its applicable Subsidiary entitled to the receipt of such Deferred Transfer Purchased Asset; provided, that in no event shall any such liabilities or obligations include any Excluded Liabilities.

(d)           If and when the consents, approvals of Governmental Bodies or other Persons and/or conditions, the absence or non-satisfaction of which caused the deferral or transfer of any Deferred Transfer Purchased Asset or Deferred Transfer Assumed Liability pursuant to Section 7.22(a) and Section 7.22(b), are obtained or satisfied, the transfer, allocation or novation of the applicable Deferred Transfer Purchased Asset or Deferred Transfer Assumed Liability shall be effected in accordance with and subject to the terms of this Agreement.

(e)           LBHI shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed or agreed in advance to be reimbursed by the Company, other than reasonable attorney’s fees and recording or similar fees, all of which shall be promptly reimbursed by the Company.

7.23         [Reserved].

7.24         [Reserved].

7.25         [Reserved].

7.26         Withdrawal of LBHI Capital.  With respect to the seed capital amounts listed on Schedule 7.26, LBHI shall, and shall causes its Affiliates to, maintain such seed capital according to the timeline and other requirements specified on Schedule 7.26.

7.27         Lehman Commitments to Funds.

(a)           From the Execution Date until the Closing Date, LBHI shall, or shall cause its Affiliates to, honor all existing capital commitments made by LBHI and each of its Affiliates both (i) in their capacity as general partner or similar controlling member, shareholder, trustee or other entity, including any interest as a special limited partner, and (ii) as a limited partner or in respect of any side by side commitment, in each case, in any Fund that is included in the Purchased Assets.

(b)           From the Execution Date until the Closing Date, LBHI shall not and shall cause its Affiliates not to, sell, transfer, pledge or otherwise directly or indirectly dispose of any side by side interest or interest as a limited partner, shareholder or member of any Fund unless LBHI shall have, prior to any such transfer, received written confirmation from the transferee that the transferee will (i) vote in favor of any proposed amendments to any Fund documents and grant the consents (in whatever capacity) or approvals (in whatever capacity), in each case, applicable to such Fund in support of the transactions contemplated hereby (in whatever capacity); (ii) not solicit and not vote in favor of any liquidation or termination of any such Fund, or the removal of the general partner, investment advisor or comparable entity for such Fund or similar event, other than any such action taken in support of the transactions contemplated by this Agreement; and (iii) refrain from transferring such interest until the earlier of the Closing or the termination of this Agreement; provided, however, that LBHI or its Affiliates may permit such transferee to transfer such interest if the subsequent transferee provides written confirmation to the Company and LBHI that such transferee will comply with the terms set forth in this Section 7.27(b).

7.28         Director Resignations.  Prior to the Closing, at the Company’s request, LBHI shall cause all directors, trustees, officers and managers of any Acquired Subsidiary and of any Fund (other than independent directors or trustees of a Public Fund) advised by any Acquired Subsidiary to resign from their offices, effective no later than the Closing.

7.29         Taxing Authority Notification.  If any Person that files Tax Returns on a consolidated, combined or unitary basis with LBHI or any of its Affiliates files a Bankruptcy Case, as permitted by this Agreement, LBHI shall cause such Person to notify, in accordance with applicable law, the IRS and any other applicable Taxing Authority in the jurisdiction, in which such case was filed, of the commencement of such case.

7.30         Employee Securities Company.  In connection with any “employee securities company” (as such term is defined in the Investment Company Act), the management contract of which will be held by the Company or a Subsidiary of the Company following the Contribution, LBHI agrees to use its commercially reasonable efforts to (and the Company agrees to use its commercially reasonable efforts to assist LBHI’s efforts to) (i) obtain an amendment to that certain Order pursuant to Section 6(c) of the Investment Company Act that sets forth the conditions of operation of such “employee securities company” (or other regulatory approval), to permit an Affiliate of the Company to manage and control such “employee securities company” or (ii) arrange alternative means by which such “employee securities company” may continue to operate in accordance with the existing conditions set forth in the Order, in either case, as soon as practicable, but, in any event, no later than five Business Days prior to the Closing.

7.31         Artwork.  The Company shall have the right to possess, for a period of one-year after the Closing, all of the artwork located, as of the Execution Date, in the premises used by the Business, including 605 Third Avenue, New York, New York but excluding 399 Park Avenue, New York, New York.  At any time during such period, the Company shall have the option to purchase any or all of such artwork and any or all other artwork identified prior to the Execution Date as being part of the Neuberger Berman art collection, wherever located, for a price equal to its then appraised value (as determined by an independent, mutually acceptable, recognized appraiser). To the extent the Company does exercise such option on any or all of the artwork by the first anniversary of the Closing that is not located on premises occupied by the Company or any of its Subsidiaries, the Company shall be responsible for crating and moving such artwork after its purchase.  To the extent the Company does not exercise such option on any or all of such artwork by the first anniversary of the Closing that is located on premises occupied by the Company or any of its Subsidiaries, LBHI shall be responsible for crating and moving such artwork.  During such period that the Company has the right to possess the artwork following the Closing, the Company shall bear the risk of loss for such artwork located in premises used by the Business other than 399 Park Avenue, New York, New York.  In the event that any artwork located in premises used by the Business other than 399 Park Avenue, New York, New York is damaged or lost during such period, the Company shall pay to LBHI an amount equal to the damage or loss, consistent with the insured appraised value (as determined by such appraisal) for such artwork, assuming such artwork had not been lost or damaged.

7.32         Transition Services Obligations.

(a)           LBHI and the Company acknowledge that prior to the Closing, the Business has been operated by LBHI as an integrated division of a larger organization, and that the successful operation of the business in the ordinary course of its operations and the operation by LBHI and its Affiliates of the businesses retained by it and its

Affiliates has depended, and will continue to depend, on the uninterrupted receipt by the Business and such retained businesses of rights, information, goods, and services (collectively “Services”) from: (i) those portions of LBHI’s and its Affiliates’ businesses that are not being acquired by the Company pursuant to the Contribution; and (ii) those portions of LBHI’s and its Affiliates’ businesses that are being acquired by the Company pursuant to the Contribution, respectively.  Except as set forth below regarding Services that may be provided by others, LBHI covenants that it shall provide the Company, and to the Company’s Affiliates, successors, assigns, sublicensees, and transferees, for the Transition Period, (as defined below) all Services that have been previously provided by LBHI or any Affiliate of LBHI, to the Business, and that are necessary to allow the Company to continue to operate the Business in the ordinary course, at the level and in such manner as LBHI or its Affiliates have provided such Service during the period from July 1, 2007 through June 30, 2008.  Similarly, the Company covenants that it shall provide LBHI and its Subsidiaries, and to LBHI and its Subsidiaries’ successors, assigns, sublicensees, and transferees, for the Transition Period, (as defined below) all Services that have been previously provided by the portions of LBHI’s and its Affiliates’ businesses that are being acquired by the Company pursuant to the Contribution, and that are necessary to allow LBHI and its Subsidiaries to continue to their ordinary course of business as conducted prior to Closing and/or unwind their operations, at the level and in such manner as the portions of LBHI’s business that are being acquired by the Company pursuant to the Contribution have provided such Service during the period from January 1, 2008 through June 30, 2008. The “Transition Period” means the period commencing on the Closing Date and continuing for two (2) years.  LBHI and the Company shall each be reasonably compensated for such Services pursuant to the terms of the mutually agreed transition services more fully described in Section 7.32(c) below.

(b)           Notwithstanding LBHI’s and the Company’s obligations to provide Services pursuant to Section 7.32(a) above, LBHI and the Company shall not be obligated to provide Services directly and may contract for the provision of necessary Services by others and “Services” shall not include those Services to be provided by or to BarCap under the BarCap TSA, by Nomura Holdings Inc. under the Nomura India TSA or the Nomura Asia TSA or by the European Persons under the Transition Services Agreement dated November 12, 2008 among the European Persons, LBHI and certain Affiliates of LBHI.  In addition, LBHI shall not be obligated to provide any services that were previously provided by an entity that is not under the direct or indirect control of LBHI such as by reason of the appointment of an administrator, liquidator or the like.  Without limitation, in the event LBHI or the Company disposes of or transfers facilities, systems, or other assets upon which material Services are based or are necessary for the rendering of Services, LBHI or the Company, as applicable, shall require all assignees and transferees to such assets to become contractually bound to LBHI or the Company, and LBHI’s or the Company’s successors and assigns, as applicable, to provide Services utilizing such assets up to the level and in the manner that LBHI or the Company would have been obligated to provide hereunder had such assets not been assigned or transferred.

(c)           Commencing as of the Execution Date, the authorized representatives of the parties shall meet and confer on a regular basis to draft and reach mutual agreement upon a detailed transition services agreement consistent with the obligations of LBHI and the Company set forth above which sets forth, through mutually agreed schedules and exhibits the specific services to be provided, the service level commitments, service pricing, and other commercially reasonable provisions and details.  If any person that is not now an Affiliate of LBHI (other than BarCap, PricewaterhouseCoopers or, with respect to Asia or India, Nomura Holdings Inc.) controls assets that were controlled by LBHI or its Affiliates prior to September 15, 2008 and such Person is providing transitional services to the Business as of the date hereof using such assets, LBHI shall use reasonable efforts to facilitate an arrangement pursuant to which such entity enters into an agreement with the Company for the continuation of such services following the Closing.

7.33         Intercompany Accounts.  Except as otherwise mutually agreed by the parties, at or prior to the Closing, LBHI shall, and shall cause its Acquired Subsidiaries to, settle all intercompany transactions between any Acquired Subsidiary (on the one hand) and LBHI or any other Subsidiary of LBHI (other than any other Acquired Subsidiary (on the other hand), such that, from and after the Closing, there will be no intercompany Liabilities between LBHI and its Subsidiaries (on the one hand) and any member of the Company Group (on the other hand).

7.34         Excluded Liabilities.  From and after the Closing, LBHI shall be responsible for, and shall pay, discharge and satisfy (or shall cause to be paid, discharged and satisfied), when due, all Excluded Liabilities.

7.35         Assumed Liabilities.  From and after the Closing, the Company shall be responsible for, and shall pay, discharge and satisfy (or shall cause to be paid, discharged and satisfied), when due, all Assumed Liabilities.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1           Conditions Precedent to Obligation of the Company.  The obligation of the Company to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of LBHI set forth in this Agreement shall be true and correct in all material respects when made and, at and as of the Closing as though made at and as of such time (other than any such representations and warranties that relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and the Company shall have received a certificate signed by an authorized officer of LBHI, dated the Closing Date, to the foregoing effect;

(b)           LBHI shall have performed and complied in all material respects with all material obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date (it being acknowledged that the failure to obtain any consents or approvals sought under this Agreement shall not be considered to be a failure to perform or comply with any of LBHI’s obligations or agreements so long as LBHI has complied in all material respects with Section 7.4, Section 7.5, Section 7.6, Section 7.10, Section 7.12, Section 7.13, Section 7.14 and Section 7.19), and the Company shall have received a certificate signed by an authorized officer of LBHI, dated the Closing Date, to the foregoing effect;

(c)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           all approvals required from, or the expiration of any waiting period with respect to, any Governmental Body of competent jurisdiction, FINRA and other Self-Regulatory Organizations with respect to the transactions contemplated by this Agreement will have been obtained or occurred;

(e)           LBHI shall have delivered, or caused to be delivered, to the Company, duly executed copies of the Ancillary Agreements and the documents referenced in Section 3.2(b) to which LBHI or any Affiliate thereof is a party;

(f)            the Contribution shall have been consummated subject to the terms of this Agreement; and

(g)           the Bankruptcy Court shall have entered a Sale Order in form and substance reasonably satisfactory to the Company, and such Sale Order shall not have been stayed, reversed, amended, or vacated.

8.2           Conditions Precedent to Obligation of LBHI.  The obligation of LBHI to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by LBHI in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects when made and at and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and LBHI shall have received a certificate signed by the Company, dated the Closing Date, to the foregoing effect;

(b)           the Company shall have performed and complied in all material respects with all material obligations and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date, and LBHI shall have received a certificate signed by the Company, dated the Closing Date, to the foregoing effect;

(c)           all approvals required from, or the expiration of any waiting period with respect to, any Governmental Body of competent jurisdiction, FINRA and other Self-Regulatory Organizations with respect to the transactions contemplated by this Agreement will have been obtained or occurred;

(d)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)           the Company shall have delivered, or caused to be delivered, to LBHI, duly executed Ancillary Agreements and the documents referenced in Section 3.2(c) to which the Company or any Affiliate thereof is a party;

(f)            each Employee Member shall have (i) executed and delivered an Employment Agreement, and (ii) become a member of the Company by executing and delivering a copy of the Amended and Restated Operating Agreement; and

(g)           the Bankruptcy Court shall have entered a Sale Order in form and substance reasonably satisfactory to LBHI, and such Sale Order shall not have been stayed, reversed, amended, or vacated.

8.3           Frustration of Closing Conditions.  Neither the Company nor LBHI may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was primarily due to the failure of such party (or, in the case of LBHI, a failure by any Business Entity) to perform any of its obligations under this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall terminate on the Closing Date and shall not be subject to any claim after the Closing Date.

9.2           Indemnification by LBHI.  Subject to the provisions of this Article IX, LBHI hereby agrees, from and after the Closing, to indemnify and hold each member of the Company Group, and their permitted successors and assigns, harmless from and against any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, penalties, obligations, charges, deficiencies, interest, settlement payments, awards, lost profits, diminution in value, costs and expenses of every kind whatsoever, including without limitation, costs and expenses of investigation, court costs, expert witness fees, consulting fees, accountants’ and attorney’s fees and expenses

(individually, a “Loss” and, collectively, “Losses”) arising or resulting from, or relating to:

(a)           the Liabilities described on Schedule 9.2(a);

(b)           all Liabilities for (i) any and all income Taxes of LBHI, any of its Affiliates or any of the Acquired Subsidiaries (A) for any Pre-Closing Tax Period or (B) that are allocable to the pre-Closing portion of any Straddle Period (as determined pursuant to Section 7.10(a)) and (ii) any and all Taxes, other than income Taxes, other than such Taxes attributable to the business or operations of any Acquired Subsidiary or otherwise attributable to the Business;

(c)           all Liabilities arising out of or related to defined benefit pension plans, including the Lehman Brothers Holdings Inc. Retirement Plan and the Lehman Brothers Pension Scheme (UK), or individual account-based savings plans including the Lehman Brothers Savings Plan or the Lehman Brothers UK Savings Plan, including any liability related to the common stock of LBHI held under any such plan; and

(d)           all Liabilities arising under Section 412 or 430 of the Code, Section 302 or Title IV of ERISA, any other section of the Code or ERISA  or otherwise with respect to or by reason of, any Benefit Plan (i) of LBHI or any related entity, including but not limited to any Acquired Subsidiary, through the Closing Date, whether or not as a result of any member of the Company Group being treated, before or after the Closing Date, as a member of a group under common control (or similar concept) under Section 4001(a)(3) of ERISA, Section 414 of the Code or any other law or regulation, and (ii) of LBHI or any related entity, including but not limited to an Acquired Subsidiary, as a result of any member of the Company Group being treated after the Closing Date as a member of a group under common control (or similar concept) under Section 4001(a)(3) of ERISA, Section 414 of the Code or any other law or regulation.

9.3           [Reserved].

9.4           Certain Limitations on Indemnification.  The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any expenses incurred in connection with such recovery and net of the amount of any increased insurance premiums or other costs for such indemnified party).  Each party shall use its commercially reasonable efforts to recover under insurance policies for any Losses concurrently with seeking indemnification under this Agreement.

9.5           Survival of Indemnification.

(a)           All Liabilities for indemnification pursuant to Section 9.2(a) shall survive until the date that is the nine-month anniversary of the Closing Date; provided, however, that if written notice of a claim for indemnification under Section 9.2(a) has been given prior to the expiration of the applicable time period set forth above for such Liability, then LBHI’s indemnification obligations in respect of such claim under Section 9.2(a) shall survive as to such claim until such claim has been finally resolved.  Any claim for indemnification not made by the Company pursuant to Section 9.2(a) on or prior to such date will be irrevocably and unconditionally released and waived.

(b)           All Liabilities for indemnification pursuant to Section 9.2(b), Section 9.2(c) and Section 9.2(d) shall survive until the date that is 30 days following the expiration of the applicable statute of limitations; provided, however, that if written notice of a claim for indemnification under Section 9.2(b), Section 9.2(c) or Section 9.2(d) has been given prior to the expiration of the applicable time period set forth above for such Liability, then the Company’s indemnification obligations in respect of such claim under Section 9.2(b), Section 9.2(c) or Section 9.2(d) shall survive as to such claim until such claim has been finally resolved.  Any claim for indemnification not made by the Company pursuant to Section 9.2(b), Section 9.2(c) or Section 9.2(d) on or prior to such date will be irrevocably and unconditionally released and waived.

(c)           No Liability for indemnification under Section 9.2 shall be subject to objection or disallowance under section 502(e) of the Bankruptcy Code.

9.6           Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(b)           In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4) (an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is actually and materially prejudiced as a result of such failure.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party in writing of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may (at the indemnifying party’s sole cost and expense) defend against, negotiate, settle or otherwise deal with such Indemnification

Claim.  If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party only if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make representation of both the indemnified party and the indemnifying party by the same legal counsel inadvisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 9.6 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless (A) the claimant(s) and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim and (B) in the case of any such settlement, compromise, consent to default or to entry of any judgment by the indemnifying party, such settlement, compromise or judgment otherwise provides solely for payment of monetary damages for which the indemnified party will be indemnified in full.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant for which the indemnified party will be indemnified in full, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 9.4 and 9.5, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim.  If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

9.7           Exclusive Remedy for Matters Subject to Indemnification.  The sole and exclusive remedy relating to any matter for which indemnification is provided pursuant to Section 9.2 hereof shall be indemnification in accordance with this Article IX.  In furtherance of the foregoing, each of the parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against LBHI or the Company, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, tort, breach of contract, common Law or otherwise) arising from, or relating to, any of the matters and Liabilities described in Section 9.2(a), Section 9.2(b), Section 9.2(c) or Section 9.2(d).  Notwithstanding the foregoing, this Section 9.7 shall not operate to interfere with or impede the operation of the provisions of Section 2.7, providing for the resolution of certain disputes between the parties relating to the Closing Cash, or Section 10.6.

9.8           Treatment of Indemnification Payments by LBHI to the Company.  Upon the payment of any amount by LBHI to the Company pursuant to Section 9.2, LBHI and the Company shall negotiate in good faith to determine the Tax characterization of such payment, and, unless otherwise required by applicable Law, neither LBHI nor the Company shall take any Tax reporting position with respect to such payment that is inconsistent with such characterization.

ARTICLE X

MISCELLANEOUS

10.1         [Reserved].

10.2         Expenses.  Except as otherwise provided in this Agreement, each of LBHI and the Company shall bear its own and its respective Affiliates’ expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, that LBHI shall reimburse the Company for the fees and expenses of legal counsel (including local counsel) for the Company (whether or not the Closing occurs); and provided further, that, at the Closing, LBHI shall pay any and all termination and/or expense reimbursement fees that may be payable to any buyer under any other agreement previously entered into by LBHI to acquire the Business, including the buyer under the Stalking Horse Agreement.

10.3         Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and the Ancillary Agreements represent the entire understanding and agreement between the parties hereto and their respective Affiliates with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties hereto and their respective Affiliates with respect to such subject matter.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4         Notices.  All notices, waivers, approvals, consents and other communications (each a “Notice”) under this Agreement shall be in writing and shall be (i) delivered personally by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of transmission, provided that the original Notice also is sent or delivered contemporaneously by the method specified in clause (i) or (iii), or (iii) sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by Notice given to the other party pursuant to this provision):

If to the Company to:

NBSH Acquisition, LLC

c/o Neuberger Berman

605 Third Avenue

New York, New York 10158

Facsimile: (646) 758-3297

Attention:       George Walker

Joseph Amato

In each case, with a copy (which shall not constitute Notice) to:

Proskauer Rose LLP

1585 Broadway

New York, New York  10036

Facsimile: (212) 969-2900

Attention:  Peter G. Samuels, Esq.

If to LBHI, to:

Lehman Brothers Holdings Inc.

1241 Sixth Avenue

New York, New York 10020

Facsimile: 646 758 2652

Attention: Chief Restructuring Officer

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile: (212) 310-8007

Attention:                               Michael E. Lubowitz, Esq.

David P. Murgio, Esq.

Each Notice be deemed duly given and effective upon actual receipt (or refusal of receipt).

10.5                           Binding Effect; No Third-Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as set forth in Section 7.11 with respect to officers of the Company and Employee Members and Article IX with respect to members of the Company Group, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either LBHI or the Company, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee unless the context otherwise requires.

10.6                           Specific Enforcement.

(a)                                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, except as expressly provided in Section 9.7, each of the parties shall be entitled to equitable relief to prevent or remedy any breach of any provision of this Agreement, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches, the payment of monetary damages, the satisfaction of contractual obligations and the reimbursement of Losses.  Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy.  Each party further agrees that the only permitted objection that it may raise in response to any such action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement.

(b)                                 Notwithstanding any other provision of this Agreement, except as expressly provided in Section 9.2, the sole and exclusive remedy of the Company, LBHI, their respective Affiliates and any other Person for any breach or threatened breach of this Agreement (including with respect to the allocation of Excluded Assets, Excluded Liabilities, Purchased Assets and Assumed Liabilities among the parties) shall be the right of LBHI or the Company, as the case may be, to seek an injunction or injunctions against any such breach or to specifically enforce the other party’s obligations hereunder (including the payment of money, the satisfaction of contractual obligations and the reimbursement of Losses) or the right to terminate this Agreement in accordance with, and subject to, the terms and conditions of Section 3.3.  Each party agrees, to the extent the other party is successful on the merits, to pay all reasonable costs, expenses and fees, including, without limitation, all reasonable attorneys’ fees which may be incurred by such successful party in enforcing its rights under Section 10.6(a).  All other claims, rights and causes of action solely with respect to this Agreement, including any right to seek monetary damages, by the Company, LBHI, their respective Affiliates or any other Person against the Company, LBHI, any of their respective Affiliates or any of their or their respective Affiliates’ Representatives or former, current or future general or limited partners, members or stockholders is hereby fully waived, released and forever discharged, except for any claims, rights or causes of action permitted pursuant to Article IX.

10.7                           Counterparts.  This Agreement may be executed (including by facsimile transmission) with counterpart signature page or in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.8                           GOVERNING LAW; SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)                                  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT (INCLUDING ANY AMENDMENT, SUPPLEMENT OR WAIVER OF THIS AGREEMENT), OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY AMENDMENT, SUPPLEMENT OR WAIVER OF THIS AGREEMENT) AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b)                                 EACH OF THE PARTIES:

(i)                                     SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE BOROUGH OF

MANHATTAN OF THE CITY, COUNTY AND STATE OF NEW YORK OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION PROCEEDING RELATED THERETO MAY BE HEARD AND DETERMINED IN SUCH COURTS; PROVIDED, HOWEVER, THAT DURING THE PENDENCY OF THE BANKRUPTCY CASE AND UPON CLOSING OF THE BANKRUPTCY CASE, TO THE EXTENT PERMITTED BY ORDER OF THE BANKRUPTCY COURT, THE BANKRUPTCY COURT SHALL HAVE AND RETAIN EXCLUSIVE JURISDICTION TO ENFORCE THE TERMS OF THIS AGREEMENT AND TO DECIDE ANY CLAIMS OR DISPUTES WHICH MAY ARISE OR RESULT FROM, OR BE CONNECTED WITH, THIS AGREEMENT, ANY BREACH OR DEFAULT HEREUNDER, OR THE TRANSACTIONS CONTEMPLATED HEREBY;

(ii)                                  WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE;

(iii)                               AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW;

(iv)                              IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT; AND

(v)                                 CONSENTS TO PROCESS BEING SERVED BY ANY PARTY TO THIS AGREEMENT IN ANY SUIT, ACTION OR PROCEEDING BY THE DELIVERY OF A COPY THEREOF IN ACCORDANCE WITH THE PROVISIONS OF SECTION 10.4.

10.9                           Treatment as Administrative Expenses.  Any amounts at any time payable under any other provision of this Agreement shall be deemed allowed administrative claims in the Bankruptcy Case of LBHI that is a Debtor, with priority over any and all claims of the kind specified in 11 U.S.C. §§ 503(b) and 507(b) pursuant to 11 U.S.C. § 364(c)(1), which claim shall be senior to, and have priority over, all other claims.

10.10                     Additional Employee Members.

(a)                                  At any time following the date hereof but prior to the Closing, the Persons listed on Schedule 10.10 (the “Potential Employee Members”) may become

Employee Members upon the receipt by LBHI of a written notice thereof from the Company; provided, however, that any Potential Employee Member may become an Employee Member pursuant to this Section 10.10(a) only if on the same terms as the Employee Members as of the date of this Agreement.  In the event that a Potential Employee Member becomes an Employee Member, Schedule 4.7 hereto shall be deemed to be amended accordingly.

(b)                                 At any time following the date hereof but prior to the Closing, either party may submit a notice to the other party setting forth the names of any additional Persons (other than the Potential Employee Members) that such party recommends be permitted to become Employee Members under this Agreement (each, a “Proposed Employee Member”); provided, however, that no Proposed Employee Member shall become an Employee Member unless both the Company and LBHI consent thereto.  In the event that any Proposed Employee Member becomes an Employee Member pursuant to this Section 10.10(b), Schedule 4.7 hereto shall be deemed to be amended accordingly.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ David J. Coles
Name: David J. Coles
Title: Chief Financial Officer

NBSH ACQUISITION, LLC

By:	/s/ George Walker
Name: George Walker
Title: President

By:	/s/ Joseph Amato
Name: Joseph Amato
Title: Vice President